UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD APRIL 25, 2012

To the Shareholders of Citizens Republic Bancorp, Inc.:

Notice is hereby given that the annual meeting of shareholders of Citizens Republic Bancorp, Inc. (the “Corporation”) will be held at the Riverfront Banquet Center (located within Riverfront Residence Hall, which is located next to our headquarters), 1 Riverfront Center West, Flint, Michigan 48502 on Wednesday, April 25, 2012, at 10:00 a.m., local time, for the following purposes:

(1) To elect the nine (9) director nominees listed under “Election of Directors – Nominees For Election by Common Shareholders”;

(2) To elect the two (2) director nominees specified under “Election of Directors – Nominees for Election by the Holder of Series A Preferred”;

(3) To approve a nonbinding proposal to approve the compensation of certain of our executive officers;

(4) To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED IN THE ACCOMPANYING PROXY STATEMENT, FOR THE APPROVAL OF THE NONBINDING PROPOSAL APPROVING EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF OUR INDEPENDENT AUDITORS.

Shareholders of record of our common stock outstanding at the close of business on February 29, 2012 are entitled to notice of and to vote at the meeting.

You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors,

Thomas W. Gallagher
Executive Vice President,
General Counsel and Secretary

Flint, Michigan

March 12, 2012

Citizens Republic Bancorp, Inc.

328 South Saginaw Street

Flint, Michigan 48502

PROXY STATEMENT

Meeting Information

We are delivering this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for our annual meeting of shareholders to be held on April 25, 2012 and any adjournments or postponements of the meeting. This proxy statement, the proxy and the notice of annual meeting of shareholders are being provided to our shareholders on or about March 12, 2012. The meeting will be held at the Riverfront Banquet Center (located inside Riverfront Residence Hall, which is located next to our headquarters), 1 Riverfront Center West, Flint, Michigan 48502. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, Director of Investor Relations, at 810-257-2506 or at www.citizensbanking.com/shareholdermeeting.

Voting Information

Record Date

Shareholders as of the close of business on February 29, 2012 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the meeting. On February 29, 2012, there were 40,051,942 shares of our common stock outstanding and entitled to vote and 300,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred, outstanding. The holder of the Series A Preferred is not entitled to vote on the matters to be voted upon at the meeting other than the election of its two director-nominees pursuant to the terms of our articles of incorporation. There are no other classes of our stock entitled to vote at the meeting.

How to Vote

The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting.

If you are a common shareholder and hold your shares of our stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via the Internet at www.citizensbanking.com/shareholdermeeting or www.proxyvote.com and following the instructions;

•	By proxy via telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions;

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope; and

•	By coming to the meeting and voting your shares in person.

We also have posted our proxy statement, proxy card, directions to our shareholder meeting and 2011 annual report to shareholders at www.citizensbanking.com/shareholdermeeting.

Any vote by proxy, Internet or telephone may be revoked by you at any time before the meeting by (1) giving written notice of such revocation to the corporate secretary, (2) by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or (3) if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the annual meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy.

If you own your shares in “street name” through a broker, bank or other nominee, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from the broker, bank or nominee to do so.

We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained Alliance Advisors, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other owners of our common stock at an anticipated cost of $7,000 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Voting Requirements and Manner of Voting Proxies

•

The shareholders will elect directors. Each outstanding share of common stock is entitled to vote for the nine director positions to be elected by the common shareholders. A director-nominee will be elected if he or she receives the affirmative vote of a majority of the votes cast for that director-nominee. An incumbent director who does not receive a majority of the votes cast for that director position is required to tender his or her resignation to the board of directors, and the resignation will be reviewed by our corporate governance and nominating committee, which will make a recommendation to the board of directors as to whether it should accept or reject the resignation. This process is more fully described in our Bylaws.

•

The holder of the Series A Preferred will elect directors. A director-nominee will be elected if he or she receives a majority of the votes cast by the sole shareholder of the Series A Preferred Stock, voting as a separate class. Holders of our common stock will not have a right to vote on these director-nominees.

•

The shareholders will vote on a nonbinding proposal to approve the compensation of certain of our executives. The nonbinding resolution to approve the compensation of certain of our executive officers will be approved if authorized by a majority of the votes cast by shareholders on the matter.

•

The shareholders will vote on the ratification of the appointment of our independent auditors. The appointment will be ratified if approved by a majority of the votes cast by shareholders on the matter.

The shares represented by properly executed proxies received by Internet, telephone or by mail will be voted in the manner specified, and where there are no instructions given, will be voted in favor of the director nominees and in favor of the other matters specified in this proxy statement.

“Votes cast” includes only votes cast for or against a proposal or to withhold authority to vote for a director, and excludes abstentions and broker non-votes. Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Broker non-votes and abstentions will not otherwise affect the vote on the matters listed in the proxy statement. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee for matters, such as the election of directors and the proposal to approve executive compensation, on which the broker or nominee does not have discretionary voting authority under applicable rules and will not be voted on any such proposal.

The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Kristine Brenner and Christine Jaranowski.

Meeting Attendance

If you plan to attend the meeting and your shares of common stock are registered in your name, your admission ticket is either the top-half of your proxy card or your Notice Regarding the Availability of Proxy Materials. If you hold your shares in street name, you will need to bring with you a letter from your broker or nominee confirming your beneficial ownership of common stock as of the record date.

Important Notice Regarding Delivery of Annual Report and Proxy Statement

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, our Annual Report for the fiscal year ended December 31, 2011, and the Notice Regarding the Availability of Proxy Materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at sendmaterial@proxyvote.com, or calling us at 1-800-579-1639.

All share and per share amounts in this proxy statement have been adjusted retroactively to reflect the 1-for-10 reverse stock split effective July 1, 2011.

SECURITY OWNERSHIP

Certain Beneficial Owners

The table below includes all of our shareholders that we know to beneficially own more than five percent of our common stock as of December 31, 2011, unless otherwise indicated.

Name and address of Beneficial Owner	Common Stock Beneficially	Investment Power			Voting Power			Common Stock Beneficially Owned as a Percentage of Outstanding Common
	Owned	Sole	Shared	None	Sole	Shared	None	Stock
Fine Capital Partners, L.P. Fine Capital Advisors, LLC Debra Fine 590 Madison Avenue New York, NY 10022(1)	2,179,765	-0-	2,179,765	-0-	-0-	2,179,765	-0-	5.4%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210(2)	3,983,653	-0-	3,983,653	-0-	-0-	3,983,653	-0-	9.9%

Bay Pond Partners, L.P. Wellington Hedge Management, LLC 280 Congress Street Boston, MA 02210(3)	2,641,344	-0-	2,641,344	-0-	-0-	2,641,344	-0-	6.6%

(1)

The information furnished for Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012.

(2)

The information furnished for Wellington Management Company, LLP is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012. The 3,983,653 shares of common stock disclosed as beneficially owned by Wellington Management Company, LLP includes the 2,641,344 shares of common stock disclosed in the table as beneficially owned by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC due to Wellington Management Company, LLP’s role as investment advisor for Bay Pond Partners, L.P. and Wellington Hedge Management, LLC.

(3)

The information furnished for Bay Pond Partners, L.P. and Wellington Hedge Management, LLC is based upon information contained in Schedule 13G filed by them with the Securities and Exchange Commission on February 14, 2012. The 2,641,344 shares of common stock disclosed as beneficially owned by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC are included in the 3,983,653 shares of common stock disclosed in the table as beneficially owned by Wellington Management Company, LLP.

The Department of the Treasury, United States Department of the Treasury, 1500 Pennsylvania Avenue, NW, Washington D.C. 20220, holds all of the outstanding 300,000 shares of the Series A Preferred.

Management

The following table reflects the beneficial ownership of our common stock as of March 7, 2012 by:

•	Each director and nominee for election to our board of directors;

•	Each executive officer named in the “Executive Compensation – Summary Compensation Table,” whom we refer to as our Named Executive Officers; and

•	Our current directors and all executive officers as a group.

The information in the table has been obtained from these individuals and is reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
				as a Percentage of
	Common Stock	Sole Voting and	Shared Voting and	Outstanding
Name	Beneficially Owned(1)	Dispositive Power	Dispositive Power	Common Stock
Lizabeth A. Ardisana	7,065	7,065	-0-		*
George J. Butvilas	26,982	26,982	-0-		*
Madeleine L. Champion	997	997	-0-		*
Robert S. Cubbin	14,489	14,489	-0-		*
Richard J. Dolinski	8,911	8,911	-0-		*
William M. Fenimore, Jr.	11,200	11,200	-0-		*
Thomas W. Gallagher	6,155	6,155	-0-		*
Gary J. Hurand	61,790	12,686	49,104		*
Judith L. Klawinski	43,462	43,462	-0-		*
Benjamin W. Laird	7,278	7,278	-0-		*
Stephen J. Lazaroff	19,455	19,455	-0-		*
Lisa T. McNeely	69,448	69,448	-0-		*
Cathleen H. Nash	140,951	140,951	-0-		*
Mark W. Widawski	12,730	12,730	-0-		*
Kendall B. Williams	8,318	8,247	71		*
James L. Wolohan(2)	39,775	39,775	-0-		*
All current directors and executive officers as a group (26 persons)	595,934	546,310	49,624	1.5%

*	Represents holdings of less than one percent.

(1)

The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before May 6, 2012, (2) are unvested restricted shares that vest on or before May 6, 2012, (3) are unvested restricted stock units that vest on or before May 6, 2012 or (4) are pledged by the owner as security. Vesting provisions for the restricted shares are described in the “Executive Compensation – Outstanding Equity Awards at Year-End” table in this proxy statement.

Name	Options	Restricted Shares	Restricted Stock Units	Pledged Shares
Lizabeth A. Ardisana	342	-0-	-0-	-0-
George J. Butvilas	-0-	-0-	-0-	-0-
Robert S. Cubbin	-0-	-0-	-0-	-0-
Madeleine L. Champion	-0-	-0-	-0-	-0-
Richard J. Dolinski	592	-0-	-0-	-0-
William M. Fenimore, Jr.	-0-	-0-	-0-	-0-
Thomas W. Gallagher	3,331	-0-	9,794	-0-
Gary J. Hurand	112	-0-	-0-	-0-
Judith L. Klawinski	1,204	38,283	-0-	-0-
Benjamin W. Laird	592	-0-	-0-	-0-
Stephen J. Lazaroff	592	-0-	-0-	-0-
Lisa T. McNeely	3,828	65,165	-0-	-0-
Cathleen H. Nash	-0-	125,199	-0-	-0-
Mark W. Widawski	200	7,766	11,526	-0-
Kendall B. Williams	592	-0-	-0-	-0-
James L. Wolohan	592	-0-	-0-	-0-
All current directors and executive officers as a group (26 persons)	24,437	311,665	46,393	-0-

The shares shown for Mr. Gallagher and Mr. Widawski do not include 16,875 and 26,250 restricted stock units, respectively, that have not yet vested and will not vest within the next 60 days.

(2)

The shares shown for Mr. Wolohan do not include 3,169 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director, or 2,150 shares held in trusts for Mr. Wolohan’s nieces and nephews of which Mr. Wolohan is a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

NOMINEES FOR ELECTION BY COMMON SHAREHOLDERS

The terms of all directors expire at the 2012 annual meeting of shareholders. The following nine nominees have been nominated for reelection by the common shareholders at the 2012 annual meeting of shareholders.

Lizabeth A. Ardisana	Stephen J. Lazaroff
George J. Butvilas	Cathleen H. Nash
Robert S. Cubbin	Kendall B. Williams
Gary J. Hurand	James L. Wolohan
Benjamin W. Laird

Mr. Dolinski will not be standing for reelection because he has reached the mandatory retirement age as set forth in our corporate governance guidelines. As a result, the number of directors on our board has been reduced from twelve to eleven effective immediately preceding the annual meeting of shareholders, with nine director positions being reserved to be filled by the holders of the Corporation’s common stock and two such positions being reserved to be filled by the U.S. Department of the Treasury, or Treasury, as the sole holder of the Series A Preferred. You may vote for no more than nine directors on your proxy card. The term for directors elected by the common shareholders at the 2012 annual meeting will expire at the 2013 annual meeting of shareholders and upon the election and qualification of their successors. If any of such nominees should be unable to serve, the board of directors may choose to nominate a replacement candidate. If the board of directors chooses to nominate a replacement candidate, then the proxies may be voted for the election of such other person or persons as the board of directors may recommend.

On the basis of information presently available to the board of directors, only the nine persons named above as nominees will be nominated for election as directors by the holders of the Corporation’s common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION BY THE COMMON SHAREHOLDERS LISTED BELOW.

The name and age of each director-nominee for election by the common shareholders, his or her business experience, and the year each became a director, according to information furnished by such nominees, are set forth below. Each is a director of the Corporation and its subsidiary, Citizens Bank.

Lizabeth A. Ardisana, 60, has served on our board since 2004. Ms. Ardisana has been the Chief Executive Officer and owner of ASG Renaissance, a technical and communications firm since 1994. Ms. Ardisana has extensive management and marketing experience as the founder of her own business. With her demonstrated leadership skills, business expertise and entrepreneurial spirit, Ms. Ardisana provides valuable management and financial insight to the board.

George J. Butvilas, 66, has served on our board since 2006. He has been the President and Chief Executive Officer of Quincy Hill Advisors, LLC, a financial services industry consulting firm, from 2007 to the present. He has served as Chairman of the Michigan Technological University Foundation since 1996. He also served as Vice Chairman of Republic Bancorp Inc. from 1999 to 2006. In his 35 years of service in the banking industry, Mr. Butvilas has served as Chief Executive Officer of D&N Financial Corporation, a publicly traded bank holding company, for 9 years, and as a chief operating officer, commercial banker, community banker and director. Mr. Butvilas brings strong financial and risk management expertise to the board and as Chairman of the risk management committee because of his extensive expertise in the banking and financial services industry, as well as institutional knowledge regarding the Republic portion of our business.

Robert S. Cubbin, 54, has served on our board since 2008. Mr. Cubbin has been the President and Chief Executive Officer of Meadowbrook Insurance Group, Inc., a publicly traded risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds, since May 2002 and has been a director since 1995. From February 1999 to May 2002, Mr. Cubbin served as the President and Chief Operating Officer of Meadowbrook Insurance Group, Inc. Mr. Cubbin joined Meadowbrook Insurance Group, Inc. in 1987 as Vice President and General Counsel. Mr. Cubbin’s public company background and his extensive skills and experience pertaining to risk, capital, and financial management enable him to assist the board in assessing risk and developing capital planning strategies, which are particularly relevant in today’s financial services industry and is an “audit committee financial expert” as defined by applicable Commission rules.

Gary J. Hurand, 65, has served on our board since 2006. Mr. Hurand has been the President of Dawn Donut Systems, Inc., a property development management company since 1988. Mr. Hurand, a successful business owner in the Michigan commercial real estate market, brings an entrepreneurial vision and valuable business and leadership skills to the board. Mr. Hurand also has public company board experience as a trustee of BRT Realty Trust for 20 years and as a director at Republic Bancorp Inc. for 16 years. With this background, Mr. Hurand provides the board with valuable insights regarding the current economic environment in Michigan.

Benjamin W. Laird, 62, has served on our board since 2001. Mr. Laird has been Of Counsel to the law firm of Godfrey & Kahn, S.C. since January 2008. He had been an attorney at Godfrey & Kahn, S.C. since 1985. Mr. Laird has also been a co-partner in Schoen-Laird Development, LLC, a real estate investment company since 1999. Mr. Laird has over 30 years of experience as an attorney practicing general business law representing large and small companies, including banks. Mr. Laird also has a long history of service on the board of directors of a paper converting machine company and various public and private financial institutions, which, together with his law practice, has given him valuable experience in corporate governance and oversight matters. As a Wisconsin resident and member of its business community, Mr. Laird provides a unique point of view with regard to our business in Wisconsin.

Stephen J. Lazaroff, 58, has served as a director on our board since 1997. Mr. Lazaroff has been the President of Diversified Precision Products, Inc., a special cutting tool manufacturer serving the automotive and hydraulic fittings industry, for 20 years. Mr. Lazaroff brings strong leadership management abilities to the board. His professional experience as a small business owner and manager allows him to provide the board with a solid understanding of business opportunities and customer views. He also has significant financial and operational expertise, which gives him unique oversight capabilities.

Cathleen H. Nash, 49, has served on our board since 2009. Ms. Nash has served as our President and Chief Executive Officer since February 2009 and was formerly our Executive Vice President responsible for regional banking from August 2007 to February 2009, and Executive Vice President and Head of Consumer Banking from July 2006 to August 2007. She was the director of Branch Banking at SunTrust Corporation from September 2003 to June 2006. Ms. Nash, as our current President and Chief Executive Officer, brings to the board extensive knowledge regarding the financial services industry and the current operational, economic and regulatory environment in which we operate, allowing her to provide critical insight into operational requirements and strategic planning. In that position, she is also able to promote the flow of information between the board and management and provide management’s perspective on issues facing the board.

Kendall B. Williams, 59, has served on our board since 1992. Mr. Williams is an attorney and counselor with The Williams Firm, P.C., which was established in 1997. Mr. Williams has over 35 years of experience as an attorney specializing in employment and labor law, general civil litigation, corporate law and municipal law. This expertise allows him to bring a unique and informed point of view with regard to management and human resources issues to the board. Furthermore, Mr. Williams’ legal experience allows him to make valuable contributions with regard to risk management and corporate governance issues.

James L. Wolohan, 60, has served on our board since 1997 and as the Chairman of our board since 2009. Mr. Wolohan has been President of Wolohan Investments, LLC, a financial investment company since January 2008. He served as Chairman of Wolohan Capital Strategies, a real estate and financial investment company from April 2006 to December 2007. Mr. Wolohan was formerly the President and Chief Executive Officer of Wolohan Lumber Co., a retailer of lumber, building materials and home improvement products from June 1987 to March 2006 and also served as Chairman of its board of directors for nine years. Wolohan Lumber was a public company until November 2003. Mr. Wolohan’s experience with Wolohan Lumber Co. has provided him with valuable financial and management expertise, as well as leadership abilities that are valuable to the board. Because of these skills and his ability to communicate and encourage discussion, Mr. Wolohan served as our lead independent director for four years and, beginning in May 2009, as our Chairman. He also brings strong accounting and financial skills to our audit committee and board.

NOMINEES FOR ELECTION BY HOLDER OF SERIES A PREFERRED

In September 2011, the Treasury, pursuant to the terms of the Series A Preferred, elected two directors to our board of directors as quarterly dividends have not been paid for more than six quarters. The Treasury has a right to elect such directors until all accrued and unpaid dividends have been paid. The Treasury has nominated Ms. Madeleine L. Champion and Mr. William M. Fenimore, Jr. for re-election. These two nominees are in addition to the nine nominees listed above and will be elected by a majority of the votes cast by the sole shareholder of the Series A Preferred, voting as a separate class. Holders of common stock will not have a right to vote on the election of these two nominees. The directors to be elected at this meeting by the Treasury will hold office until the next annual meeting and until their successors are elected and qualified, or until all dividends payable on all outstanding shares of the Series A Preferred have been declared and paid in full.

The name and age of each nominee to be elected by the holder of the Series A Preferred and his or her business experience are set forth below. Each is a director of the Corporation and its subsidiary, Citizens Bank and has served since September 2011.

Madeleine L. Champion, 67, is an international trade consultant for financial and non-financial institutions. She has more than 25 years of senior management experience in the banking industry and has served as President of the Bankers’ Association for Finance and Trade. Ms. Champion was Managing Director/Vice President of international banking for JPMorgan Chase Bank, N.A. from 2004 through 2008 and Managing Director of emerging markets/international financial institutions for Banc One Capital Markets, Inc. from 2001 to 2004. She has also served as Senior Vice President, international financial institutions for Bank One from 1998 to 2001 and as Senior Vice President and head of global marketing and financial institutions for Bank One from 1997 to 1998. Ms. Champion has also held senior management positions for international banking operations for CoreStates Bank and Fidelity Bank from 1982 through 1997. Ms. Champion is also a director of Fresh Del Monte Produce, Inc. where she has served as an independent director since 2009.

William M. Fenimore, Jr., 68, has more than 30 years of experience in the banking industry. His career included various senior management responsibilities with CoreStates Financial Corporation and its predecessor, where he worked for nearly 30 years. In 1994, he joined Meridian Bank where he served until 1996 as its group Executive Vice President, Chief Technology, and Strategic Planning Officer. He served from 1996 until 1999 as the Chief Executive Officer of Integrion Financial Network, an enterprise established by various large financial institutions to build and operate a common internet technology infrastructure to serve the e-commerce needs of financial services companies. From 2000 through 2003, Mr. Fenimore was President of Fenimore and Associates, a consulting company providing services in the areas of strategic positioning, organizational and financial structuring and strategic technology planning and operational management. In 2003, he became a managing partner at BridgeLink LLC, a Switzerland based firm providing capital raising and related advisory services to companies in the United States and Europe, where he served until 2011.

Compensation Of Directors

In 2011, our non-employee directors were compensated as follows:

•	Annual retainer: $20,000.

•	Meeting fee for board and committee meetings: $1,500 if attended in person, $750 if attended by telephone.

•	Non-Executive Chairman: additional $40,000 annual retainer.

•	Chairperson of the audit committee: additional $10,000 annual retainer.

•	Chairperson of the compensation and human resources committee and the risk management committee: additional $7,500 annual retainer.

•	Chairperson of the corporate governance and nominating committee: additional $5,000 annual retainer.

Directors may participate in our directors deferred compensation plan, which allows directors to elect to defer up to 100% of their retainer, meeting and committee fees. The investment options available under the directors deferred compensation plan are the same as those available under our 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the director’s termination of all directorships with us and our subsidiary. No additional compensation or above market earnings are paid pursuant to this plan. Non-employee directors do not receive perquisites or other personal benefits for their service as a director. Directors who are also our employees do not receive any additional compensation for their service as a director.

The following table provides information regarding compensation that was paid to the individuals who served as our directors during 2011, other than Ms. Nash. As a Named Executive Officer, Ms. Nash’s compensation is included in the “Executive Compensation” section of this proxy statement.

DIRECTOR COMPENSATION

	Fees Earned or Paid
Name	in Cash(1) ($)	Total ($)
Lizabeth A. Ardisana	41,750	41,750
George J. Butvilas	46,250	46,250
Madeleine L. Champion(2)	14,420	14,420
Robert S. Cubbin	72,750	72,750
Richard J. Dolinski	31,250	31,250
William M. Fenimore, Jr.(3)	15,131	15,131
Gary J. Hurand	49,250	49,250
Benjamin W. Laird	55,250	55,250
Stephen J. Lazaroff	66,250	66,250
Kendall B. Williams	44,000	44,000
James L. Wolohan	111,750	111,750

(1)

In May 2011, the board determined to permit our directors to elect to receive their annual retainer and committee chair fees in the form of cash or shares of our common stock issued pursuant to our Stock Compensation Plan. All of our directors received their $20,000 annual retainer fee in the form of 2,500 shares of our common stock. In addition, Mr. Cubbin chose to receive his $10,000 audit committee chair fee in the form of 1,250 shares of our common stock and Mr. Lazaroff chose to receive his $5,000 corporate governance and nominating chair fee in the form of 625 shares of our common stock. In each case, the number of shares was based on the closing price per share on the NASDAQ Capital Market on May 18, 2011, the date of the annual organizational meeting and such shares were fully vested upon grant.

(2)	Ms. Champion was elected to our board by the Treasury on September 29, 2011 and received 997 shares of our common stock as her pro-rata annual retainer fee.
(3)	Mr. Fenimore was elected to our board by the Treasury on September 16, 2011.

Prior to 2008, as part of our standard non-employee director compensation arrangement, we made awards to our directors either in the form of restricted common shares or stock options. The table below sets forth for each director the number of options held as of December 31, 2011. All prior grants of restricted stock held by the directors have vested.

Name	Options Outstanding (#)
Lizabeth A. Ardisana	342
George J. Butvilas	-0-
Madeleine L. Champion	-0-
Robert S. Cubbin	-0-
Richard J. Dolinski	592
William M. Fenimore, Jr.	-0-
Gary J. Hurand	112
Benjamin W. Laird	592
Stephen J. Lazaroff	592
Kendall B. Williams	592
James L. Wolohan	592

Since September 2002, we have maintained common stock ownership guidelines for our non-employee directors. The guidelines require our non-employee directors to own shares of our common stock with an aggregate fair value of at least five times the annual board retainer. In the event that any director does not possess such ownership level at the time of the annual organizational meeting, which immediately follows the annual meeting of shareholders, he or she will be required to take all or such portion of their annual retainer fee in restricted stock or restricted stock units until such time as the aforementioned stock ownership guidelines are achieved. In the event that a director shall terminate his or her directorship prior to the next annual organizational meeting of the board, he or she shall forfeit, on a pro rata basis, that portion of the annual retainer amount paid in restricted stock or restricted stock units. The corporate governance and nominating committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. The table below shows the stock ownership of our non-employee directors as of March 7, 2012.

Name	Shares Owned (#)	Other Ownership(1) (#)	Total Holdings (#)	Value(2) ($)	Ownership Guideline ($)
Lizabeth A. Ardisana	6,723	-0-	6,723	92,307	100,000
George J. Butvilas	26,969	13	26,982	370,463	100,000
Madeleine L. Champion	997	-0-	997	13,689	100,000
Robert S. Cubbin	14,489	-0-	14,489	198,934	100,000
Richard J. Dolinski	8,019	300	8,319	114,220	100,000
William M. Fenimore, Jr.	11,200	-0-	11,200	153,776	100,000
Gary J. Hurand	12,574	49,104	61,678	846,839	100,000
Benjamin W. Laird	6,686	-0-	6,686	91,799	100,000
Stephen J. Lazaroff	18,863	-0-	18,863	258,989	100,000
Kendall B. Williams	7,655	71	7,726	106,078	100,000
James L. Wolohan	39,183	-0-	39,183	537,983	100,000

(1)	Other ownership includes shares owned through the director’s spouse or other family members and shares owned by controlled trusts or their businesses.
(2)

The amounts shown in this column are based on the closing price for a share of our common stock as reported on the NASDAQ Capital Market on March 7, 2012 multiplied by the number of shares reported in the Total Holdings column.

CORPORATE GOVERNANCE

General

We are governed by a board of directors and various committees of the board that meet throughout the year. Directors fulfill their responsibilities at board and committee meetings and also through telephone contact and other communications with the chairman, chief executive officer, and others regarding matters of concern and interest to the Corporation. In this portion of our proxy statement, we describe some of our key governance practices and related matters.

Meetings Of Directors And Committees Of The Board Of Directors

During 2011, our board of directors held seven meetings. All incumbent directors attended at least 75% of the total number of meetings of our board of directors and the number of meetings held by our committees on which they served during 2011.

We have several standing committees of our board of directors, including a compensation and human resources committee, a corporate governance and nominating committee, a risk management committee, and an audit committee. Our board of directors has adopted a charter for each of these committees. The charters are accessible on the Corporate Governance page of the Investor Relations Section of our website at www.citizensbanking.com. The audit committee and the risk management committee meet quarterly and on call when needed. The compensation and human resources committee and the corporate governance and nominating committee meet on call. Our board of directors has determined that, except for Ms. Nash, all of our directors, including all the committee members, are “independent directors” as defined in Marketplace Rule 5605 of The NASDAQ Stock Market, or NASDAQ.

The compensation and human resources committee, or Compensation Committee, met seven times during 2011 and is comprised of the following directors: Benjamin W. Laird, chairman; Lizabeth A. Ardisana, Robert S. Cubbin, and Stephen J. Lazaroff. The responsibilities of the committee include approval of all aspects of corporate executive compensation and oversight of our compensation and benefits plans.

The corporate governance and nominating committee met three times during 2011 and is comprised of the following directors: Stephen J. Lazaroff, chairman; Lizabeth A. Ardisana, Kendall B. Williams and James L. Wolohan. The responsibilities of the committee are:

•	To establish criteria for board and committee membership and to recommend committee appointments;

•	To review candidates, qualifications and possible conflicts;

•	To assess contributions of current directors in relation to whether they should be renominated;

•	To ensure that a substantial majority of directors are independent;

•	To review our process for providing information to the board of directors;

•	To recommend corporate governance principles to the board of directors;

•	To oversee and evaluate the effectiveness of the board;

•	To determine a desirable balance of expertise among board members;

•	To identify qualified candidates to fill board positions and provide aid in attracting them to the board of directors;

•	To recommend the slate of director nominees to the board of directors for inclusion in our proxy statement for election by the shareholders at the annual meetings;

•	To recommend to the board of directors qualified nominees to fill vacancies on the board;

•	To consider director nominees proposed by shareholders;

•	To recommend and oversee compliance with stock ownership guidelines for the chief executive officer, other senior executives and members of the board of directors;

•	To nominate and recommend a candidate for non-executive chairman and review the non-executive chairman’s duties annually; and

•	To handle such other matters as may be properly delegated to the committee by the board.

The committee uses a number of means to identify director candidates, including requesting recommendations from existing board members and others, hiring an independent search firm or consultant, and considering candidates submitted by shareholders. If the committee hires an independent search firm or consultant, such firm or consultant will provide the committee with the names of director candidates who meet criteria established by the committee. When evaluating a director candidate, the committee looks at the candidate’s qualifications in light of our needs at that time given the then current mix of director expertise. While the committee does not have a formal policy with regard to diversity, the committee believes that the board will function best when its members possess a broad range of backgrounds and expertise so that the board as a whole reflects diverse and complementary skills and viewpoints. For a description of procedures for submitting nominations to the committee, see “Corporate Governance – Shareholder Proposals” and “Corporate Governance – Shareholder Nomination of Director Candidates.”

The audit committee met ten times during 2011 and is comprised of the following directors: Robert S. Cubbin, chairman; Madeleine L. Champion, Gary J. Hurand, Benjamin W. Laird and James L. Wolohan. Ms. Champion was appointed to the audit committee in December 2011. Our board of directors has determined that each of the members of the committee is “independent,” as defined in the applicable NASDAQ and Commission rules for audit committee members. Our board of directors has also determined that Mr. Cubbin is an “audit committee financial expert” as defined by applicable Commission rules and that each of the audit committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ rules. The responsibilities of the committee are:

•	To oversee our financial reporting process and internal accounting controls and our internal audit function;

•	To appoint, compensate, oversee, evaluate and replace, if necessary, the external auditors;

•	To approve in advance all audit services to ensure that a written statement is received from the external auditors setting forth all relationships with us;

•	To review and approve any related party transactions;

•	To review the annual audit plan with the independent auditors and the General Auditor;

•	To oversee our legal, compliance, and ethics policies; and

•	To review the results of our internal and independent audits.

The risk management committee assists our board in overseeing our risk management practices, including our ability to assess and manage our risks related to credit, market, interest rate, liquidity, reputation, strategic, fiduciary, legal, compliance and operations. The committee met seven times during 2011 and is comprised of the following directors: George J. Butvilas, chairman; William J. Fenimore, Jr., Gary J. Hurand, Kendall B. Williams and James L. Wolohan. Mr. Fenimore was appointed to the risk management committee in December 2011. The responsibilities of the committee are:

•	To review, evaluate and approve risk management programs;

•	To provide guidance on strategies and practices that pertain to the management of credit, market, fiduciary, reputation, strategic, legal, compliance and operational risks;

•	To review and approve management’s risk assessment and risk mitigation and ensure that risks are managed within our tolerance levels;

•	To evaluate and provide guidance on significant risk exposure;

•

To receive and evaluate information relating to asset and liability management including our capital position, our liquidity position, our earnings sensitivity under varying interest rate scenarios and appropriate liquidity and capital levels;

•

To review and assess information relating to credit risk, including nonperforming assets, charge-offs, level and appropriateness of the allowance for loan and lease losses, the policies and procedures relating to loan and credit risk management; and

•	To act as the Qualified Legal Compliance Committee.

We have an enterprise risk management program overseen by our executive vice president and corporate risk officer, who reports directly to Ms. Nash and is responsible for identifying potential material risks and implementing appropriate controls to mitigate risks. Information is presented to the risk management committee at each meeting about the various risks facing us and key risk indicators are reviewed by the committee in detail. In addition, each of the other standing board committees considers risks within its areas of responsibility. For example, the audit committee considers financial risks including those related to internal controls and the annual financial audit and financial reporting. The compensation and human resources committee oversees the management of risks associated with our executive compensation plans and ensures that our compensation programs do not encourage excessive risk taking. The entire board of directors receives a monthly report of key risk indicators and is regularly informed at its meetings through committee reports. The board’s oversight role in this area has not affected its approach to the board’s leadership structure at least in part due to the level of direct communication between the board, its risk management and other committees and employees involved in risk management.

Report Of The Audit Committee

In accordance with its written charter adopted by our board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

The committee reviewed with the independent auditors, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has discussed with the independent auditors the auditors’ independence from our management and our Corporation, including the matters in the letter from the auditors required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2011 with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The audit committee also reappointed the independent auditors to serve as such for 2012.

By the Audit Committee of the Board of Directors:

Robert S. Cubbin, Chairman

Madeleine L. Champion

Gary J. Hurand

Benjamin W. Laird

James L. Wolohan

Board Leadership Structure

Our board believes that it is the chief executive officer’s primary responsibility to run the Corporation and the chairman’s responsibility to run the board. In making its decision to appoint an independent chairman, our board considered the time that Ms. Nash would be required to devote to the chief executive officer position in the current economic environment. By having another director serve as chairman, Ms. Nash would be able to focus her entire energy on running the Corporation. We continue to believe this structure is best for the Corporation and our shareholders at this time. Mr. Wolohan was elected to serve again as the non-executive chairman by the independent members of our board in May 2011. Mr. Wolohan served as our lead independent director from 2005 until his appointment as non-executive chairman in May 2009, and has previously served as both a director and chair on other public company boards. The non-executive chairman position is reviewed each year at the annual organizational meeting of the board of directors.

Annual Meeting Attendance

We encourage all members of the board to attend the annual shareholders meetings but we have not adopted a formal policy requiring such attendance. All of the members of our board who were directors at the time of the 2011 annual meeting of shareholders attended that meeting, except for Mr. Butvilas.

Code of Ethics

We have a code of ethics that applies to all of our employees and directors. The code of ethics, as currently in effect (together with any amendments that may be adopted from time to time), is posted on the Corporate Governance page of the Investor Relations Section of our website at www.citizensbanking.com. In the future, to the extent any waiver is granted with respect to the code of ethics that requires disclosure under applicable Commission rules, we intend to post the waiver on the website at the address specified above.

Shareholder Proposals

Any proposal by a shareholder intended to be included in the proxy statement for the 2013 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 12, 2012. In addition to applicable rules of the Commission for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than January 25, 2013, which is the 90th day prior to the first anniversary of the 2012 annual meeting. If the annual meeting date is substantially advanced or delayed from the first anniversary of the 2012 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2012 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our Bylaws.

Shareholder Nomination of Director Candidates

Shareholders proposing director nominees for election at the 2013 annual meeting of shareholders must provide written notice of their intention, along with certain information regarding the proponent and the nominees as provided in our Bylaws, to our corporate secretary not later than the close of business on January 25, 2013, which is the 90th day prior to the first anniversary of the 2012 annual meeting. If the 2013 annual meeting date is substantially advanced or delayed from the first anniversary of the 2012 annual meeting, then notice of their intention must be given within 10 days after the first public disclosure of the date of the annual meeting in accordance with the procedures set forth in our Bylaws. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The corporate governance and nominating committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the committee. The corporate governance and nominating committee reviews the qualifications of candidates submitted for nomination by shareholders and evaluates them using the same criteria used to evaluate candidates submitted by the board for nomination.

Shareholder Communications with the Board of Directors

Although we have not developed formal processes by which shareholders may communicate directly with directors, we believe that our informal process, by which any communication sent to our board of directors either generally or in care of the chief executive officer, corporate secretary or another corporate officer and forwarded to the addressee, has served the needs of both our board of directors and our shareholders.

The corporate governance and nominating committee will monitor this matter and may develop more specific procedures. Until any other procedures are developed and posted on the Corporate Governance page in the Investor Relations section of our website at www.citizensbanking.com, any communication to the board of directors may be mailed to the board, in care of our corporate secretary, at 328 South Saginaw Street, Flint, Michigan 48502. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. Our corporate secretary will make copies of all such communications and circulate them to the appropriate director or directors.

Executive Officers

The following information is provided for those officers currently designated as executive officers by our board of directors.

Name	Age	Five-Year Business Experience	Year Became Executive Officer of the Corporation
Gerald D. Bettens	52	Executive Vice President and Chief Information Officer and Director of Operations of the Corporation and of Citizens Bank (July 2009 to present); Senior Vice President and Chief Information Officer of Citizens Bank (August 2007 to July 2009); Senior Vice President and Chief Technology Officer of Citizens Bank (December 2005 - August 2007).	2009

Brian D.J. Boike	35	Senior Vice President and Treasurer of the Corporation and of Citizens Bank (October 2009 to present); Vice President and Asset Liability Manager of Citizens Bank (October 2005 to October 2009).	2009

Susan P. Brockett	62	Executive Vice President and Director of Corporate Human Resources of the Corporation and of Citizens Bank (February 2008 to present); Executive Vice President and Senior Human Resources Director at KeyCorp (March 1996 to January 2008).	2008

Joseph C. Czopek	54	Senior Vice President and Controller of the Corporation and of Citizens Bank (July 2009 to present) and Principal Accounting Officer of the Corporation and of Citizens Bank (October 2009 to present); Vice President and Assistant Controller of Citizens Bank (March 2009 to July 2009); Chief Financial Officer of Ace Holding Company, LLC and Ace Mortgage Funding, LLC (July 2007 to November 2008)[1]; Controller of Ace Holding Company, LLC and Ace Mortgage Funding, LLC (December 2006 to June 2007).	2009

(1)	Ace Holding Company, LLC and Ace Mortgage Funding, LLC filed a petition under Chapter 7 of the federal bankruptcy laws on November 5, 2008.

Name	Age	Five-Year Business Experience	Year Became Executive Officer of the Corporation
Kenneth R. Duetsch, II	45	Executive Vice President and Director of Wealth Management of the Corporation and of Citizens Bank (August 2011 to present); Chief Investment Officer of Citizens Bank Wealth Management, N.A. (January 2008 to August 2011); and Portfolio Manager of Citizens Bank Wealth Management, N.A. (March 2002 to December 2007).	2011

Stephen Figliuolo	55	Executive Vice President and Corporate Risk Officer of the Corporation and of Citizens Bank (May 2005 to present) and Director of Core Sales Administration of the Corporation and of Citizens Bank (September 2009 to May 2010).	2005

Thomas W. Gallagher	59	Executive Vice President, General Counsel and Secretary of the Corporation and of Citizens Bank (June 2007 to present); General Counsel of the Corporation (August 1988 to present); Secretary of the Corporation (January 1989 to present); General Counsel and Secretary of Citizens Bank (August 1988 to June 2007).	1989

Raymond E. Green	58	Executive Vice President and Director of Corporate Banking of the Corporation (November 2011 to present); Head of Corporate Banking of Citizens Bank (May 2010 to November 2011); Director of Citizens Bank Business Finance (February 2009 to May 2010); and Director of Marketing – Citizens Bank Business Finance (March 2006 to February 2009).	2011

Judith L. Klawinski	51	Executive Vice President and Director of Core Banking of the Corporation and of Citizens Bank (September 2009 to present); Executive Vice President and Director of Client Segmentation and Delivery of the Corporation and of Citizens Bank (February 2009 to September 2009); Senior Vice President and Head of Retail Delivery of the Corporation (July 2005 to February 2009).	2009

Name	Age	Five-Year Business Experience	Year Became Executive Officer of the Corporation
Lisa T. McNeely	52	Executive Vice President and Chief Financial Officer of the Corporation and of Citizens Bank (August 2010 to present); Executive Vice President and Interim Chief Financial Officer of the Corporation and of Citizens Bank (May 2010 to August 2010); Senior Vice President and Director of Credit Analytics of Citizens Bank (November 2008 to May 2010); Senior Vice President and Director of Consumer Administration and Sales Strategy of Citizens Bank (March 2005 to November 2008).	2010

Cathleen H. Nash	49	President, Chief Executive Officer and a Director of the Corporation and of Citizens Bank (February 2009 to present); Executive Vice President, Regional Banking of the Corporation (August 2007 to February 2009); Vice Chair of Regional Banking of Citizens Bank (August 2007 to February 2009); Executive Vice President and Head of Consumer Banking of the Corporation (July 2006 to August 2007).	2006

Louise N. O’Connell	52	Executive Vice President and General Auditor of the Corporation and of Citizens Bank (September 2009 to present); Senior Vice President and General Auditor of the Corporation and of Citizens Bank (November 2007 to September 2009); Senior Vice President and Michigan Region Audit Director, LaSalle Bank (October 2003 to November 2007).	2007

Mark W. Widawski	54	Executive Vice President and Chief Credit Officer of the Corporation and of Citizens Bank (February 2009 to present); Senior Vice President and Managing Director of Citizens Bank Business Finance (March 2006 to February 2009).	2009

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Summary and Key Highlights of 2011 Executive Compensation Decisions

2011 was a pivotal year for us. After a prolonged period of losses, the second quarter of 2011 saw us return to profitability for the remainder of the year. This turnaround was primarily the result of management’s successful efforts to reduce problem assets and significantly improve our credit metrics. During 2011 our nonperforming assets decreased 64% and our delinquencies, as a percentage of the loan portfolio, dropped 45% from the end of 2010. In addition, our provision for loan loss expense for 2011 decreased 65% compared to the prior year. Our improved results were also driven by management’s continued focus on improving pre-tax, pre-provision profit, or PTPP, primarily through generating revenue and managing operating expenses. For a more detailed discussion of our financial and operating performance, see our 2011 Annual Report on Form 10-K.

In 2011, the Compensation Committee, and the board of directors made the following decisions with regard to executive compensation paid to the Named Executive Officers listed in the Summary Compensation Table:

•

Did not increase the base salary for our Chief Executive Officer due in part to the timing of engaging the Compensation Committee’s current executive compensation consultant and the Compensation Committee’s decision to postpone any salary review until the normal evaluation cycle in 2012;

•	Increased base salaries for our Named Executive Officers, other than the Chief Executive Officer, in light of their individual performance and to keep pace with competitive market pay levels;

•

Continued our practice of paying a portion of base salary in shares of our common stock for certain of our Named Executive Officers, which continues to align our executives’ interests with those of our shareholders by tying the value of a portion of compensation to our common stock in a manner that complies with the executive compensation limitations imposed as a result of our participation in the Treasury’s Capital Purchase Program, or CPP;

•

Made long-term equity grants that comply with the CPP-related limitations. A portion of these grants will vest over time if the executive remains employed by us until May 18, 2014. The remainder of the grants will vest on May 18, 2013 but only if performance conditions based on PTPP and net income for 2011 and 2012 combined are satisfied, thus providing further incentive to improve our profitability;

•	Did not pay short-term incentive awards to our Named Executive Officers for the fourth year in a row because of the CPP-related limitations; and

•	Determined that our executive compensation programs do not encourage our Named Executive Officers to take excessive and unnecessary risks that threaten the value of the Corporation.

Overview of Compensation Philosophy and Program

Our compensation philosophy is to offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed during this challenging economic cycle. Our philosophy is supported by a program that motivates our executives to achieve strategic goals prudently and within acceptable risk tolerances while driving financial performance and generating long-term, sustainable shareholder value. While we remain committed to our philosophy, our ability to offer competitive total compensation opportunities and reward financial performance results that drive shareholder value is limited because of our participation in the CPP. Despite the CPP-related restrictions, we continue to seek new ways to reinforce our philosophy, and as a result placed additional performance restrictions on a portion of our long-term incentive grants and paid a portion of base salaries for certain Named Executive Officers in the form of common stock. The effect of our participation in the CPP on our executive compensation program is discussed in more detail in “Executive Compensation – Compensation Discussion and Analysis - Capital Purchase Program” below. Our compensation philosophy is based primarily on the following objectives:

•	Pay executives for performance that is reflective of the Corporation’s financial results and individual performance;

•	Align total compensation opportunity with shareholder interests;

•	Design a total compensation opportunity that is competitive and will attract, motivate and retain talent; and

•	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.

Our executive compensation objectives are achieved primarily through four elements:

•	Base salary;

•	Annual short-term, cash incentive awards (currently prohibited due to CPP-related limitations);

•	Long-term, typically equity-based awards; and

•	Employee and retirement benefits.

In making compensation decisions, the Compensation Committee considers each element of our compensation program individually and in relation to the total compensation of each executive officer. We believe that a significant portion of executive compensation should be in the form of performance-based annual and long-term incentive grants. We believe this pay mix emphasizes both a short-term and a long-term perspective that is directly tied to shareholder value. The performance-based portion of compensation recognizes the significance of our executive officers’ contributions towards our overall financial performance.

Decisions about compensation of our executive officers are made by the Compensation Committee, all of the members of which are “independent” as defined under applicable NASDAQ rules or by the board of directors at the recommendation of the Compensation Committee. To help with its decision making each year, the Compensation Committee generally hires its own independent compensation consultant, who reports directly to the Compensation Committee. The engagement with the Compensation Committee’s previous consultant Towers Watson ended in 2011 and Towers Watson played no significant role in advising the Compensation Committee during 2011. Beginning in June 2011, the Compensation Committee retained Pearl Meyer and Partners as its independent compensation consultant. In light of the overwhelming shareholder support for our executive compensation practices expressed at last year’s annual meeting through the advisory vote on compensation, the Compensation Committee maintained our existing compensation program and philosophy in 2011 but continues to review and evaluate executive compensation trends and practices and may modify the program or philosophy from time to time as it deems necessary or appropriate.

For executive compensation decisions in May 2011, the Compensation Committee reviewed competitive market data for comparable executive positions prepared by our human resources department. These data generally compare total executive compensation and plan design for nationwide banking and financial services organizations and where necessary are adjusted to reflect our asset size in comparison to these organizations. While these data were reviewed and considered by the Compensation Committee as a reference point and market check in making executive compensation decisions and to provide perspective for developing competitive compensation opportunities, the Compensation Committee did not formally benchmark the compensation of individual executives to any particular amount or range based upon such data.

In July 2011, the Compensation Committee, based on the recommendation of Pearl Meyer and Partners, approved a revised peer group that will be used for purposes of 2012 compensation decisions and to benchmark compensation for some or all of the Named Executive Officers. The key considerations for peer group selection were industry and size, specifically financial service companies that are regional public commercial banks with assets from approximately half to two times our size. The result is a peer group of 24 banks, with the Corporation positioned at approximately the median. Banks in the peer group include:

•	Associated Banc-Corp

•	Chemical Financial Corporation

•	Commerce Bancshares, Inc.

•	Community Bank Systems, Inc.

•	F.N.B. Corporation

•	First Commonwealth Financial Corporation

•	First Financial Bancorp
•	First Midwest Bancorp, Inc.

•	FirstMerit Corporation

•	Flagstar Bancorp, Inc.

•	Fulton Financial Corporation

•	MB Financial, Inc.

•	National Penn Bancshares, Inc.

•	NBT Bancorp, Inc.

•	Old National Bancorp

•	Park National Corporation
•	PrivateBancorp, Inc.

•	Signature Bank

•	Susquehanna Bancshares, Inc.

•	TCF Financial Corporation

•	UMB Financial Corporation

•	United Bankshares, Inc.

•	WesBanco, Inc.

•	Wintrust Financial Corporation

The Compensation Committee now uses this peer group, in conjunction with broader financial industry surveys, including data using similarly sized financial institutions, as a reference for pay program decisions. More specifically, this peer group information will be used to provide perspective for developing competitive compensation opportunities, to examine the appropriateness of executive pay levels and practices, to assess the pay and performance relationship for executives and to review practices and trends as they relate to executive compensation programs.

We target our total direct compensation (which includes base salary, short-term incentive awards, and long-term incentive grants) for our executive officers to be at or around the market median. However, based on the data gathered by our human resources team in 2011, we believe our total targeted direct compensation for our Named Executive Officers in 2011 was below market and our actual realized compensation, which depends on our actual financial performance and the individual performance of our executive officers, has been significantly below the median level in recent years due to our financial performance challenges during that time.

Individual Performance Assessments

Each year, our chief executive officer reviews the performance of the other executive officers and assigns a performance rating to each executive officer based on the financial performance of the line of business, the unique contributions made to us and our need for the executive’s expertise. Additionally, executives are evaluated on core competencies that are used to evaluate all of our staff members. Our chief executive officer reviews the performance ratings with the chair of the board of directors, who attends Compensation Committee meetings. Our chief executive officer then makes recommendations regarding the total compensation for the executive officers to the Compensation Committee. Following a discussion of our chief executive officer’s recommendations and a review of the competitive market data, the Compensation Committee either approves the recommendations or adjusts total compensation as appropriate in its subjective judgment.

Ms. Nash’s performance as the chief executive officer is evaluated each year by the board of directors. The chair of the board of directors and the chair of the Compensation Committee solicit feedback regarding Ms. Nash’s performance from peers and subordinates and meet with each of the other directors to evaluate Ms. Nash’s performance, based on the same core competencies and other factors on which our other executives are evaluated, as well as our financial performance. Ms. Nash also provides to the chair of the board of directors and the chair of the Compensation Committee a self-assessment of her performance. The chair of the board of directors and the chair of the Compensation Committee then prepare a performance review and summary to review with the board of directors. In making total compensation decisions regarding Ms. Nash, the Compensation Committee reviews the performance evaluation information, Ms. Nash’s self-assessment, the subordinate and peer review, the recommendation of the chair of the board and the chair of the Compensation Committee, the peer group data and the competitive market data, and makes a recommendation to our board of directors. After reviewing the information listed above in light of the Compensation Committee’s recommendation, the board of directors makes the final determination with regard to Ms. Nash’s total compensation.

Base Salary

We pay base salary as a fixed form of compensation to recognize our executive officers’ individual performance in their daily roles. In order to attract and retain high performing executive officers, we believe our base salaries must be competitive with base salaries paid by our competitors, and appropriately reflect each executive’s experience, performance and contribution. As a result, we typically use the previously discussed market data along with the results of annual performance evaluations to determine base salary levels.

2011 Base Salary Determinations

Our participation in the CPP limits our ability to provide incentive-based compensation, thereby placing greater focus on base salary as a means to provide fair and competitive pay. In May 2010, the Compensation Committee and the board of directors determined that base salary increases in the form of Stock Salary would further align our executives’ interests with those of our shareholders, as a portion of their compensation would be directly tied to an increase or decrease in the price of our stock, and granted to certain Named Executive Officers base salary increases in the form of Stock Salary that would continue for one year. Stock Salary is paid as part of each bi-weekly pay period for one year, with the number of shares determined by dividing the dollar amount of salary to be paid in stock for that pay period, net of applicable withholdings and deductions, by the reported closing price per share on the NASDAQ Capital Market on the pay date for such period. In accordance with CPP-related requirements, the Stock Salary so granted is fully earned and not forfeitable at the time of the grant. However, additional transfer restrictions on the shares do not lapse until the earliest to occur of the second anniversary of the grant date or the death, disability, retirement or termination of employment where severance benefits are paid. Named Executive Officers receiving Stock Salary have voting and dividend rights with respect to the restricted stock prior to the lapse of the transfer restrictions.

As a result of the process described in “Executive Compensation – Compensation Discussion and Analysis – Individual Performance Assessment,” and for the same reasons for which the 2010 Stock Salary grants were made, the Compensation Committee and our board of directors renewed the Stock Salary grants in May 2011 for another year. Stock Salary will not continue to be paid after May 2012 without further action by the Compensation Committee. The Compensation Committee will determine at that time whether to renew or discontinue the Stock Salary grant or convert the Stock Salary to cash salary, in part or in its entirety.

Additionally, the Compensation Committee determined, based on the recommendation of Ms. Nash and taking into consideration competitive market data, that base salary increases in the form of cash were appropriate for Ms. McNeely, Mr. Widawski, Ms. Klawinski, and Mr. Gallagher in order to recognize their individual performance and maintain competitive salaries. Mr. Widawski’s base salary is somewhat higher than the median indicated by the competitive market data for his position, which the Compensation Committee believes is appropriate due to the importance of his role in managing our credit challenges during this economic cycle. Ms. McNeely’s, Ms. Klawinski’s and Mr. Gallagher’s salaries approximate the median indicated by the competitive market data for their positions.

The board of directors determined not to increase Ms. Nash’s base salary in May 2011 based on the recommendation of the Compensation Committee. The Compensation Committee, in anticipation of engaging a new compensation consultant and considering Ms. Nash’s salary increase in September 2010, preferred to have the benefit of an independent review of Ms. Nash’s base salary using refreshed and revised peer group data prior to making any recommendations regarding the adjustment of Ms. Nash’s base salary. Ultimately, the board of directors, based on the recommendation of the Compensation Committee, determined to postpone any review of her base salary until the normal evaluation cycle in 2012.

The table below sets forth the effect of the increases in base salaries in 2011.

Current Named Executive Officer	Pre-May 2011 Cash Salary	May 2011 Cash Increase	Post May 2011 Cash Salary	Renewed Stock Salary	Total Cash And Stock Salary	Total Percent Increase
Cathleen H. Nash	$900,000	-0-	$900,000	$200,000	$1,100,000	-0-
Lisa T. McNeely	$325,000	$10,000	$335,000	$125,000	$460,000	2.22%
Mark W. Widawski	$310,000	$50,000	$360,000	$60,000	$420,000	13.51%
Judith L. Klawinski	$290,000	$20,000	$310,000	$40,000	$350,000	6.06%
Thomas W. Gallagher	$254,924	$15,076	$270,000	-0-	$270,000	5.91%

Salaries for the Named Executive Officers are reflected in the salary column of the “Summary Compensation Table.”

Management Incentive Plan

Our Management Incentive Plan, or MIP, compensates executives, in cash, for the achievement of predetermined individual and corporate performance goals.

In view of our performance during the last several years and consistent with compensation limitations applicable to CPP participants, our Named Executive Officers and our next ten most highly compensated employees have not participated in the MIP. Despite our improved financial performance, our Named Executive Officers will not participate in the MIP in 2012 due to the CPP-related restrictions.

Long-Term Incentive Compensation

2011 Long-Term Incentive Grants

We believe long-term equity based grants encourage a long-term focus with regard to our financial success, align our executives’ interests with those of our shareholders by linking a portion of executive compensation directly to the changes in stock price, and help support sound risk management practices as discussed in further detail in the “Executive Compensation – Compensation and Human Resources Committee Report” included below. Long-term equity awards are granted in the first part of the calendar year and are made under our Stock Compensation Plan.

With respect to grants of equity based compensation, as long as the preferred shares issued to Treasury under the CPP remain outstanding, we are limited in the amount of long-term restricted stock that may be paid to our Named Executive Officers and certain of our other most highly compensated employees. Long-term restricted stock grants cannot exceed one-third of the recipient’s total annual compensation, must have a minimum two-year vesting requirement, and will not become fully transferable while the Series A Preferred remain outstanding.

In May 2011, the Compensation Committee and the board of directors approved long-term incentive grants in the form of restricted stock and restricted stock units for our Named Executive Officers. In addition to the CPP-related restrictions noted above, forty percent of the long-term incentive grant made is subject to PTPP and net income performance conditions designed to motivate our executives to focus on our profitability. To further encourage retention, the remaining sixty percent of the grant will vest in one installment three years after the grant date, rather than the two years required by the CPP-related compensation limits. The Compensation Committee and board of directors determined to make the long-term equity grants to the Named Executive Officers in the maximum amount permitted under the CPP-related restrictions to maximize the motivational effect of the grants in view of the uniformly positive individual performance assessments and the additional performance-based conditions being imposed on a portion of the grants, and to keep pace, to the extent practical, with peer group incentive compensation opportunity. The 2011 long-term incentive grants made to our Named Executive Officers are listed in the table below.

Named Executive Officer	Performance-Based (at 100% of performance goals)	Time-Based
Cathleen H. Nash	27,500 shares of restricted stock	41,250 shares of restricted stock
Lisa T. McNeely	11,500 shares of restricted stock	17,250 shares of restricted stock
Mark W. Widawski	10,500 restricted stock units	15,750 restricted stock units
Judith L. Klawinski	8,750 shares of restricted stock	13,125 shares of restricted stock
Thomas W. Gallagher	6,750 restricted stock units	10,125 restricted stock units

The performance-based portion of the grant is subject to the following performance requirements:

•	Achieving the PTPP performance target for fiscal years 2011 and 2012 combined; and

•	Achieving the total net income (before the dividend on Series A Preferred) performance target for fiscal years 2011 and 2012 combined.

The PTPP performance target for 2011 was $109.2 million and the net income performance target for 2011 was ($43 Million). The PTPP performance target for 2012 is somewhat less than the 2011 PTPP actual performance. The net income performance target for 2012 approximates the aggregate net income (before the dividend on Series A Preferred) reported by the Corporation for the last three quarters of 2011. The target performance goals for both years are based on our internal budget goals and are reasonably attainable if we sustain our performance throughout 2012.

The two performance targets are separate and the attainment of one target will result in the percentage of the award attributable to the attained target being earned even if the other target is not attained. The payout threshold for the financial measures begins at achievement of 90% of each performance goal, and the maximum payout is capped at 125% of the PTPP goal and 110% for the net income goal. The grants are paid on a pro-rata basis if our performance lands between the threshold and the maximum. To the extent applicable, CPP-related restrictions may limit the number of restricted shares or restricted stock units the Named Executive Officers would receive. The table below shows how the grants would be earned at varying levels of performance.

PTPP (75% weighting)	Performance as a % of target	<90%	90%	100%	140%	>140%
	Payout as a % of target X 75% of the total number of target shares/units	0	60%	100%	125%	125%
Net Income (25% weighting)	Performance as a % of target	<90%	90%	100%	140%	>140%
	Payout as a % of target X 25% of the total number of target shares/units	0	60%	100%	110%	110%

Also, prior to the payout of the performance-based award, if our classified asset ratio, weighted classified asset ratio, or allowance coverage ratio indicate an unacceptable risk level, then the Compensation Committee has the discretion to reduce or eliminate any payout otherwise earned. The restricted stock or restricted stock units with respect to which these performance-based conditions have been satisfied will become earned and no longer forfeitable on May 18, 2013, but the shares will remain non-transferable as long as the CPP-related limitations are applicable. The restrictions as to the time-based portion of the award will lapse on May 18, 2014, the third anniversary of the grant date, if the Named Executive Officer remains employed by us, but the shares will remain non-transferable as long as the CPP-related compensation limitations are applicable.

PTPP represents total revenue (total net interest income and noninterest income) excluding any securities gains/losses, fair-value adjustments on loans held for sale, interest rate swaps, and bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments and special assessments, and is disclosed quarterly in our reports filed with the SEC. While certain of these items are an integral part of our banking operations, in each case, the excluded items are items that we believe are particularly impacted by economic stress or significant changes in the credit cycle and are therefore likely to make it more difficult to understand our underlying performance trends and the ability of our banking operations to generate revenue. The use of PTPP as a metric focuses the attention of our Named Executive Officers on improving PTPP, which the Compensation Committee believes is a key metric for our business, as it represents our ability to generate capital to cover credit losses and other credit related or impairment charges through the peak of a credit cycle. This underlying ability to generate capital directly impacts our long-term value and viability. Improving PTPP increases our long-term value and thus aligns the Named Executive Officers’ incentives with the creation of shareholder value. These awards are designed so that this portion of compensation does not depend on management’s performance with regard to managing loan losses, securities impairments, and other asset impairments.

Net income is calculated in accordance with generally accepted accounting principles. The Compensation Committee chose net income to encourage our executive officers to focus on returning to profitability.

Mr. Widawski and Mr. Gallagher received restricted stock units which are granted to those who are retirement eligible, because of the more favorable tax treatment. Mr. Widawski and Mr. Gallagher will receive a pro-rata portion of any unvested restricted stock units upon retirement, while other Named Executive Officers who retire with unvested restricted stock forfeit any unvested shares. Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited. The terms regarding forfeiture of these grants are described in more detail under “Executive Compensation – Other Potential Post-Employment Payments – Stock Compensation Plan.”

Vesting of 2010 Long-Term Incentive Grant

In May 2010, the Compensation Committee approved long-term incentive grants of restricted stock or stock units with vesting for one-half of the grant based on our performance in 2010 and the other half based on our performance in 2011. The performance measures were based on PTPP (75%) and total provision expense (25%). To the extent any of the performance measures were achieved, the related portion of the grants would vest on May 4, 2012. The portion of any grant relating to a target that was not achieved would be forfeited. The table below sets forth the performance measures, weighting, thresholds and actual performance.

Financial Measure	Weight	2010 Threshold	2010 Actual Performance	2011 Threshold	2011 Actual Performance
PTPP	75%	At least $102 million	$137.5 million	At least $108 million	$138.2 million
Total Provision Expense	25%	Less than $275 million	$393 million	Less than $122 million	$138.8 million

While the PTPP threshold was met in both years, we did not satisfy the 2010 or the 2011 threshold for total provision expense and so that portion of the award relating to that goal was forfeited. The table below shows the number of shares earned and forfeited in 2010 and 2011 in connection with this award.

Named Executive Officer	Performance-Based Restricted Shares or Restricted Stock Units Earned	Performance-Based Restricted Shares or Restricted Stock Units Forfeited
Cathleen H. Nash	12,295	4,098
Lisa T. McNeely	7,946	2,649
Mark W. Widawski	4,610	1,537
Judith L. Klawinski	4,456	1,486
Thomas W. Gallagher	3,917	1,306

Vesting of 2009 Incentive Award

In January 2009, the Compensation Committee approved long-term incentive grants to our Named Executive Officers (except for Ms. McNeely, who was not an executive officer at the time), which consisted of a cash component that would vest and be paid in three annual installments each January 29th beginning in 2010 as long as the Named Executive Officer remains employed with us. The bonus column in the “Summary Compensation Table” reflects the January 2010 and January 2011 installments of the cash component of the 2009 award.

The grant also included a long-term equity component which was earned upon the achievement of certain financial measures. Three years after the grant date, on January 29, 2012, the restrictions on the restricted shares lapsed because we reported net income (before dividend on Series A Preferred) in 2011 and our 2011 PTPP results improved over 2010 results. The table below shows the cash component and equity component of the 2009 award that vested in 2011 or was based on 2011 performance.

Named Executive Officer	2009 Total Cash Component	2011 Annual Cash Installment	2009 Restricted Stock (# of Restricted Shares)
Cathleen H. Nash	$300,000	$100,000	10,000
Lisa T. McNeely	-0-	-0-	-0-
Mark W. Widawski	$72,500	$24,167	2,416
Judith L. Klawinski	$80,000	$26,667	2,666
Thomas W. Gallagher	$50,000	$16,667	1,666

Retirement and Other Benefits

Qualified Plan

We maintain the Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan for Employees, or the Qualified Plan, which provides funded, tax-qualified retirement benefits up to the limits on compensation permitted under the Internal Revenue Code. The Qualified Plan is a cash balance pension plan that was frozen effective December 31, 2006. The accrual of future benefits under the Qualified Plan, other than the accrual of interest, has ceased so that pay and service after December 31, 2006 will not increase benefits payable under this plan although post-2006 service will count towards vesting requirements for benefits already accrued.

Benefits payable under the Qualified Plan are paid in the form of a lump sum or an equivalent annuity immediately following retirement and the attainment of age 55 with 3 years of service or prior to age 55 with at least 10 years of service. All of our Named Executive Officers earned an interest credit benefit under the Qualified Plan in 2011. As of the end of 2011, all of our Named Executive Officers have earned a vested interest in the Qualified Plan (completed at least 3 years of credited service). The present value of accumulated benefits under the Qualified Plan for each Named Executive Officer is disclosed in the “Pension Benefits” table and the change in those benefits during 2011 is disclosed in the “Summary Compensation Table.”

401(k) Plan

All of our Named Executive Officers participated in our 401(k) plan in 2011. Prior to August 2009, we matched up to 4% of eligible compensation per year. In 2009, the Compensation Committee, pursuant to a recommendation by Ms. Nash, eliminated the 401(k) matching benefit based in part on our corporate performance during the year and in an effort to accelerate our financial performance toward profitability. At the recommendation of Ms. Nash, the Compensation Committee has now determined that we will reinstate matching contributions of up to 2.5% of eligible compensation per year beginning January 1, 2012.

For 2007 and 2008, we paid an annual non-elective contribution of 2.5% of eligible compensation to the 401(k) plan on behalf of each eligible employee, regardless of participation in the 401(k) plan. This non-elective contribution served as a vehicle to supplement retirement savings in the absence of an active pension plan. For 2009, the 401(k) Plan was amended to make the non-elective contribution discretionary. The Compensation Committee and the board determined that there would be no contribution for 2010 and 2011 in light of our corporate performance during the year and in an effort to accelerate our financial performance toward profitability.

Deferred Compensation Plan

Ms. Nash and Ms. Klawinski participate in our Deferred Compensation Plan for Executives, or Deferred Compensation Plan. Under our Deferred Compensation Plan, we may make matching contributions in the form of our common stock, not to exceed 30% in value of the participant’s own contribution. The Compensation Committee has the discretion to determine whether to make matching contributions and to date has not made any matching contributions under the Deferred Compensation Plan.

Executive Perquisites and Benefits

We have reimbursed our Named Executive Officers for initiation fees and annual dues, as applicable, for membership in country clubs. In 2011, in an effort to further manage our expenses, we did not reimburse our Named Executive Officers for country club dues and fees.

In compliance with the CPP, the Compensation Committee adopted an excessive or luxury expenditures policy, which prohibits excessive or luxury expenditures of our funds on entertainment or events, office or facility renovation, aviation or other transportation services, or other similar items, activities, or events, if such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the operation of our business. The policy is accessible on the Corporate Governance page of the Investor Relations section of our website at www.citizensbanking.com.

Employment Agreements

In connection with Ms. Nash’s appointment as our president and chief executive officer, we entered into a letter agreement with Ms. Nash. The Compensation Committee proposed the initial terms based on market and peer group data and taking into account Ms. Nash’s relevant experience. The Compensation Committee negotiated the final terms of the letter agreement with Ms. Nash, which are designed to be competitive and motivate Ms. Nash to focus on our long-term growth and profitability. This agreement is described in more detail under “Executive Compensation – Other Potential Post-Employment Payments – Nash Letter Agreement.”

Employment Termination Severance Benefits

We provide our Named Executive Officers with severance benefits upon termination of employment in connection with a change in control of the Corporation and in certain other circumstances as deemed appropriate by the Compensation Committee. Each of our Named Executive Officers is

entitled to benefits upon termination in connection with a change in control pursuant to our Amended and Restated Change in Control Agreement, or Change in Control Agreement. The Compensation Committee believes it is important to provide this protection in order to ensure our Named Executive Officers will remain engaged and committed to us during an acquisition of the Corporation or other transition in management. Each Change in Control Agreement provides for severance benefits in a lump sum payment equal to two times (or in the case of Ms. Nash three times) the Named Executive Officer’s annual base salary immediately prior to the change in control plus two times (three times in the case of Ms. Nash) the average of the annual bonuses paid to the Named Executive Officer in the last three full calendar years of employment under our MIP.

In addition, we may negotiate severance benefits with other individual executives upon termination in other circumstances when the Compensation Committee deems appropriate. Ms. Nash’s letter agreement provides that she will be entitled to two years of base salary plus outplacement services if her employment is terminated by the Corporation without cause that is not in connection with a change in control. These benefits and arrangements are described in detail under “Executive Compensation – Other Potential Post-Employment Payments.”

Due to our participation in the CPP, as long as the Series A Preferred remain outstanding, and also pursuant to the terms of our written supervisory agreement with the Federal Reserve Bank of Chicago and the State of Michigan Office of Financial and Insurance Regulation, we are generally not permitted to pay amounts to our Named Executive Officers and our next five highest paid employees for a change in control of the Corporation or their departure from the Corporation for any reason other than death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

The written supervisory agreement requires us to comply with the restrictions on golden parachute payments under Part 359 of the Federal Deposit Insurance Corporation’s rules and regulations, which are similar to the CPP restrictions on golden parachute payments noted above. Under Part 359, we are prohibited from making payments to our Named Executive Officers that are payable due to their termination, with certain exceptions. We would generally be permitted to make payments made by reason of death or disability, mandated by state law or pursuant to:

•	a qualified pension or retirement plan;

•	an employee welfare plan;

•	a bona-fide deferred compensation plan; and

•	a non-discriminatory severance pay plan.

Therefore, while we are subject to the written supervisory agreement, we would generally be prohibited from making payments to Ms. Nash pursuant to the terms of her letter agreement and to all of our Named Executive Officers that would otherwise be payable pursuant to the terms of our Change in Control Agreements with them.

Capital Purchase Program

As long as the Series A Preferred remain outstanding, we are subject to various restrictions on our ability to compensate our senior executives, including the Named Executive Officers, imposed by the Emergency Economic Stabilization Act of 2008, or EESA, the American Recovery and Reinvestment Act, or ARRA, and the Treasury regulations issued thereunder. These restrictions on executive compensation significantly affect our executive compensation program, and include, among others:

•

A prohibition on paying or accruing any bonuses, retention awards, or incentive compensation to our Named Executive Officers and the next 10 most highly compensated employees, other than (i) restricted shares with a minimum two-year vesting period, which are not transferable except to the extent the CPP assistance has been repaid, which have a value on the grant date that is no greater than one-third of the executive’s annual compensation, and which are subject to such other conditions as the Special Master may determine; and (ii) bonus payments pursuant to pre-existing, legally binding employment contracts executed on or before February 11, 2009 and not determined invalid by the Special Master;

•

A prohibition on paying any golden parachute payments (defined as any payment for departure for any reason except for payment for services performed or benefits accrued, and any payment due to a change in control) to our Named Executive Officers and the next five most highly compensated employees;

•

A requirement to seek the return of any bonus, retention award, or incentive compensation paid to our Named Executive Officers and any of the next 20 most highly compensated employees based on financial statements or performance metrics later determined to have been materially inaccurate;

•	A requirement to ask our shareholders to vote on a non-binding advisory resolution each year to approve the compensation of our Named Executive Officers;

•	A prohibition on tax gross-ups for our Named Executive Officers and the next 20 most highly compensated employees;

•	A requirement to establish a Corporation-wide policy on excessive or luxury expenditures;

•	A requirement to disclose to the Treasury any perquisites in excess of $25,000 paid or provided to our Named Executive Officers or the next 10 most highly compensated employees;

•

A requirement that our Compensation Committee review on a semi-annual basis employee compensation plans to limit any features that would encourage our Named Executive Officers to take “unnecessary and excessive risks,” identify and eliminate any provisions in such plans that encourage the manipulation of reported earnings to enhance employee compensation and certify each year in the annual meeting proxy statement that it has done so; and

•

A requirement that our chief executive officer and our chief financial officer provide a written certification as an exhibit to our Annual Report on Form 10-K of compliance with these compensation standards.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, or the Code, restricts the ability of publicly traded companies such as ours to deduct executive compensation paid to each of our Named Executive Officers in excess of $1,000,000 in annual compensation. In years when the preferred shares issued to Treasury under the CPP are not outstanding, certain performance-based compensation is deductible, if it complies with various conditions described in Section 162(m). The Stock Compensation Plan and its predecessor plans contain provisions intended to allow certain performance-based pay to be deductible. However, while our CPP obligations are outstanding, the $1,000,000 annual federal compensation deduction is reduced to $500,000 and the performance-based compensation exemption is not applicable.

Our compensation program will result in payments from time to time that are subject to these restrictions on deductibility, but we do not believe the effect of these restrictions on us is currently material. While the Compensation Committee generally attempts to maximize tax deductibility of all compensation it believes that it may be appropriate to exceed the limitation on deductibility to ensure that executive officers are compensated in a manner that is consistent with our best interests, the best interests of our shareholders and our executive compensation philosophy and objectives, and we reserve the authority to approve non-deductible compensation in appropriate circumstances.

Stock Ownership Guidelines

Since September 2002, we have maintained common stock ownership guidelines for our executive officers. We believe that it is important for executive officers to own our common stock to ensure that their financial interests are directly aligned with those of our shareholders.

Under our stock ownership guidelines, the chief executive officer is required to hold 100,000 shares of our stock, and is provided a period of three years to attain such ownership level. The other Named Executive Officers whose base salaries are $250,000 or more are required to hold at least 30,000 shares of our common stock, and those Named Executive Officers whose base salaries are less than $250,000 are required to hold at least 10,000 shares of our common stock. The Named Executive Officers have five years from their date of appointment to attain such ownership.

Shares owned through our 401(k) plan, by the officer’s spouse or other family members, by controlled trusts, as Stock Salary, and unvested shares of restricted stock and restricted stock units, in addition to shares owned outright are included in the officer’s ownership for purposes of this guideline. The corporate governance and nominating committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. The table below shows the stock ownership of our Named Executive Officers as of March 7, 2012.

	Shares	401(k)	Stock	Restricted	Restricted		Ownership
Name	Owned	Shares	Salary	Shares	Stock Units	Total	Guideline
Cathleen H. Nash	15,752	-0-	25,712	99,487	-0-	140,951	100,000
Lisa T. McNeely	455	-0-	14,949	50,216	-0-	65,620	30,000
Mark W. Widawski	4,764	-0-	7,766	-0-	37,776	50,306	30,000
Judith L. Klawinski	3,117	858	5,266	33,017	-0-	42,258	30,000
Thomas W. Gallagher	2,824	-0-	-0-	-0-	26,669	29,493	30,000

Executive Compensation Clawback Policy

Our general pay-for-performance philosophy means that we will not reward executive officers for performance if we discover that the applicable performance was due to the officer’s fraud or other misconduct. To implement this principle, our board of directors has adopted an Executive Compensation Clawback Policy to allow us in certain circumstances to recover bonus and incentive compensation paid to an executive officer. Under this policy, if the board subsequently determines that, as a result of the executive’s misconduct, we are required to materially restate all or a significant portion of our financial statements for the period for which the compensation was paid, we have the right to require that the executive officer reimburse us for the amount of any related bonus or incentive compensation received, forfeit any vested options or restricted stock, or cancel any related unvested restricted or deferred equity awards granted on the basis of having met or exceeded performance goals if, according to the restated financial statements, such goals were not in fact met or exceeded. In deciding whether to pursue the remedies provided in the policy, the board may consider all relevant facts, including whether the misconduct by the executive officer that caused or partially caused the need for the restatement was negligent, intentional, or gross misconduct. In addition to the remedies provided in this policy, we may dismiss or pursue other legal remedies against the executive officer.

In addition, to comply with the Treasury’s requirements with respect to the CPP, we are required to make cash or equity incentive compensation paid to Named Executive Officers and certain other highly compensated employees subject to recovery or “clawback” if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Section 304 of the Sarbanes-Oxley Act of 2002 also contains a requirement that the chief executive officer and the chief financial officer forfeit any bonus, incentive-based compensation or equity-based compensation received and any profits from sales of our securities during the twelve month period following an accounting restatement due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Compensation And Human Resources Committee Report

In accordance with its written charter adopted by the board of directors, the Compensation Committee determines and implements compensation and benefit systems for our executive officers and other employees.

The Compensation Committee certifies that:

(1)	It has reviewed with the senior risk officers the Named Executive Officers’ compensation plans and has made all reasonable efforts to ensure that these plans do not encourage Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Corporation;

(2)	It has reviewed with the senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

Risk Review and Assessment Process

As required by ARRA and the Treasury regulations promulgated thereunder, our compensation plans will be reviewed every six months by our Compensation Committee. Our senior risk officer will approve the certification of the plans by considering whether any compensation plans might promote unnecessary risk taking and threaten the value of the financial institution and encourage manipulation of reported earnings, specifically including the following:

•	If there is an appropriate balance between fixed and variable pay;

•	If the maximum annual payouts are reasonable; and

•	If the financial metrics are fair and balanced.

Upon his certification of the plans, the senior risk officer presented his findings to the Compensation Committee. Based on a review of the above factors, the senior risk officer has determined that our compensation plans do not promote or encourage excessive or unnecessary risk taking or encourage the manipulation of reported earnings and his report and conclusion has obtained the consensus and approval of the Compensation Committee.

Below is a list of the Named Executive Officer compensation plans and other employee compensation plans reviewed by the Compensation Committee along with a discussion of the reasons why the compensation plans do not promote or encourage excessive or unnecessary risk taking or encourage the manipulation of reported earnings.

Named Executive Officer Compensation Plans

Plan Name	Reason for Conclusion
Base Salary	Named Executive Officer salaries are fixed amounts determined based upon individual performance and peer group market data and are not based on the performance of the Corporation. While a portion of certain Named Executive Officer salaries are paid in Stock Salary, such amount of Stock Salary received is a fixed dollar amount paid and valued at the end of each pay period. Therefore, our Named Executive Officers are not encouraged to take unnecessary or excessive risks that threaten the Corporation’s value or manipulate reported earnings to enhance the compensation of any employee.

2009 Long-Term Incentive Awards	The structure of the awards includes a three-year measurement period that rewards improvement in years two and three over results in the prior year, and the goals have been set on a “pass/fail” basis without a sliding scale that might encourage additional risk taking to increase the size of the incentive. The number of restricted shares to be vested upon satisfaction of the performance goals is also fixed, and the Compensation Committee has no discretion to increase the amounts paid out. In addition, the payout is relatively modest and restricted shares will only have significant value if the market value of the common shares rises significantly, which we believe is not as likely to occur if the Corporation takes unnecessary or excessive risk. The awards made to executives are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated. The cash portion of the long-term incentive grants are time-based rather than performance-based and therefore do not encourage unnecessary or excessive risk taking or manipulation of reported earnings.

2010 Long-Term Incentive Grants	The structure of the grant includes a two-year measurement period that rewards attaining certain goals in each year, and the goals have been set on a “pass/fail” basis without a sliding scale that might encourage additional risk taking to increase the size of the incentive. The number of restricted shares or restricted stock units to be vested upon satisfaction of the performance goals is also fixed, and the Compensation Committee has no discretion to increase the amounts paid out. In addition, the payout is relatively modest and restricted shares will only have significant value if the market value of the common shares rises significantly, which we believe is not as likely to occur if the Corporation takes unnecessary or excessive risk. The grants made to executives are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated. One-half of the long-term incentive grants are time-based rather than performance-based and therefore do not encourage unnecessary or excessive risk taking or manipulation of reported earnings.

2011 Long-Term Incentive Grants	Forty percent of the grant is performance-based, so that payout is based on attaining cumulative targets over a two-year period. Although the payouts for the performance-based award are on a sliding scale, payouts are capped to discourage excessive risk taking. Also, to the extent applicable, certain executives may be limited in the number of shares earned due to CPP-related limitations. The threshold for payout is 90% of the targets. The grant meets the requirements of the limitations imposed by participating in the CPP. In addition, the payout is relatively modest and restricted shares will only have significant value if the market value of the common shares rises significantly, which we believe is not as likely to occur if the Corporation takes unnecessary or excessive risk. The awards made to executives are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated. The remaining sixty percent of the 2011 long-term incentive grants are time-based rather than performance-based and therefore do not encourage unnecessary or excessive risk taking or manipulation of reported earnings.

Qualified Plan 401(k) Plan Deferred Compensation Plan Change in Control Agreements Country Club Dues and Fees Severance Pay Plan Employment Agreements	Benefits paid pursuant to these programs are generally unrelated to the performance of the Corporation and therefore do not encourage unnecessary or excessive risk taking or the manipulation of reported earnings to enhance the compensation of any employee by our Named Executive Officers or other employees.

Other Employee Compensation Plans

Plan Name	Reason for Conclusion
MIP	The MIP provides for incentive-based compensation for certain employees who are not Named Executive Officers based on the Corporation’s pre-tax pre-provision profits and its total provision for loss expense. The portion of the award based on PTPP, a key value driver for our business, is capped, discouraging excessive risk taking. PTPP, while a non-GAAP financial measure, is derived from our audited net income figures, and is subject to our stringent internal financial controls mitigating the risk of manipulation. The total provision factor, by its nature, discourages taking additional risk and the amount payable based on this factor is capped. Moreover, the provision for loss is determined in accordance with generally accepted accounting principles pursuant to a detailed methodology and is subject to audit by our independent public accountants, mitigating the risk of manipulation. In each case, the amount of the award may be adjusted down based on individual performance, which also reduces the likelihood of excessive risk taking or manipulation. The awards made to executive officers are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated.

Core Banking Incentive Plans Corporate Banking Incentive Plans Credit Incentive Plans Wealth Management Incentive Plans	These plans provide for incentive-based compensation to be paid to employees who are not Named Executive Officers based on multiple identified factors that drive the portion of our business in which they are engaged. Most of these factors are operational and not directly related to our earnings, and therefore have a low risk of encouraging manipulation of our earnings. Substantially all of the performance factors are inherently structured so that unnecessary or excessive risk taking is either discouraged by the other factors in the mix and operational policies and procedures we have in place, or is irrelevant to the goal. The use of multiple performance measures diversifies the risk associated with a single performance measure. Awards are also subject to downgrade if certain credit metrics are not satisfied, further reducing the likelihood of excessive risk taking relating to lending. Individual performance is measured against the performance measures of the plan and are reviewed monthly at accountability meetings with supervisors and managers. Any unnecessary or excessive risk taking or manipulation of earnings is subject to corrective disciplinary action.

Reward and Recognition Program Fraud Busters Program Business Owner Banking Certificate Program	These programs are generally unrelated to the performance of the Corporation and therefore, do not encourage unnecessary or excessive risk taking or the manipulation of reported earnings to enhance the compensation of any employee by our employees.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement, or CD&A, for the year ended December 31, 2011. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Compensation Committee of the Board of Directors:

Benjamin W. Laird, Chairman

Lizabeth A. Ardisana

Robert S. Cubbin

Stephen J. Lazaroff

Summary Compensation Table

The following table provides compensation information for the last three fiscal years for our chief executive officer, chief financial officer and the three other most highly paid executive officers who were serving as such at December 31, 2011. We refer to these individuals in this proxy statement as our Named Executive Officers. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in “Executive Compensation.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Award ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Cathleen H. Nash	2011	1,100,000	100,000	550,000	(5,958)	-0-	1,744,042
President & Chief	2010	813,846	100,000	400,000	398	708	1,314,952
Executive Officer	2009	587,238	-0-	128,000	355	16,286	731,879

Lisa T. McNeely(6)	2011	456,154	-0-	230,000	1,592	-0-	687,746
Executive Vice President	2010	328,051	-0-	225,000	1,570	-0-	554,621
& Chief Financial Officer	2009	186,401	28,586	-0-	1,401	4,862	221,250

Mark W. Widawski	2011	400,769	24,167	210,000	577	-0-	635,513
Executive Vice President	2010	325,692	24,167	150,000	569	-0-	500,428
& Chief Credit Officer	2009	235,020	-0-	30,933	508	4,970	271,431

Judith L. Klawinski	2011	342,308	26,667	175,000	12,408	-0-	556,383
Executive Vice President	2010	302,769	26,667	145,000	5,918	-0-	480,354
& Director of Core	2009	246,535	-0-	34,134	5,281	4,721	290,671
Banking

Thomas W. Gallagher	2011	264,202	16,667	135,000	13,240	-0-	429,109
Executive Vice President	2010	252,688	16,667	127,462	13,056	-0-	409,873
General Counsel &	2009	248,464	-0-	21,334	11,651	5,352	286,801
Secretary

(1)

A portion of the amounts shown in this column reflects the Stock Salary grants made in May 2010 and 2011 as shown in the table below. The terms of these grants are described under “Executive Compensation – Compensation Discussion and Analysis – Base Salary.”

	Stock Salary in 2011		Stock Salary in 2010
	Amount ($)	Shares	Amount ($)	Shares
Cathleen H. Nash	200,000	14,375	133,077	10,047
Lisa T. McNeely	125,000	9,040	64,135	5,101
Mark W. Widawski	60,000	4,322	39,923	3,059
Judith L. Klawinski	40,000	2,935	26,615	2,070
Thomas W. Gallagher	-0-	-0-	-0-	-0-

(2)

The amounts set forth in this column reflect installments of the cash component of the 2009 long-term incentive award. The cash component of the January 2009 long-term incentive award is paid in three annual installments each January 29th beginning in 2010 if the Named Executive Officer remains employed with us.

(3)

Stock awards consist of restricted shares of common stock and restricted stock units. The amounts shown represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The 2009 awards vest only when certain performance-based vesting requirements are satisfied. The 2010 and 2011 awards vest when certain performance-based and time-based restrictions are satisfied. The value reported for the awards is the grant date fair value assuming the probable outcome of such conditions as of the grant date. In determining the grant date fair value, we have used the closing price of our stock as of the close of the market on the grant date and have assumed that all performance conditions will also be met.

(4)	The amounts shown for all Named Executive Officers reflect changes in pension values.
(5)

The amounts in this column for 2009 reflect 401(k) plan matching contributions and country club dues and fees. The amounts in this column for 2010 reflect reimbursement of country club dues and fees only.

(6)	Ms. McNeely was appointed as chief financial officer on August 4, 2010.

Grants of Plan-Based Awards

The following table shows the estimated future payout under the grants made in 2011 pursuant to the Stock Compensation Plan.

			Estimated Future Payouts Under Equity Incentive Plans Awards
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)(1)	All Other Stock Awards (#)	Grant Date Fair Value of Stock and Option Awards ($)
Cathleen H. Nash	05/18/2011	(2)	4,125	27,500	33,343		220,000
	05/18/2011	(3)				41,250	330,000
	05/04/2010	(4)				4,904	39,709
	05/18/2011	(5)				9,471	77,338

Lisa T. McNeely	05/18/2011	(2)	1,725	11,500	13,943		92,000
	05/18/2011	(3)				17,250	138,000
	05/04/2010	(4)				3,031	24,460
	05/18/2011	(5)				6,009	49,070

Mark W. Widawski	05/18/2011	(2)	1,575	10,500	12,731		84,000
	05/18/2011	(3)				15,750	126,000
	05/04/2010	(4)				1,462	11,809
	05/18/2011	(5)				2,860	23,353

Judith L. Klawinski	05/18/2011	(2)	1,313	8,750	10,609		70,000
	05/18/2011	(3)				13,125	105,000
	05/04/2010	(4)				983	7,932
	05/18/2011	(5)				1,952	15,935

Thomas W. Gallagher	05/18/2011	(2)	1,013	6,750	8,184		54,000
	05/18/2011	(3)				10,125	81,000

(1)	To the extent applicable, CPP-related restrictions may limit the ability of our Named Executive Officers to receive the maximum amount of shares listed in this column.
(2)

The grants in this row are the performance-based portion of the 2011 long-term incentive grants described under “Executive Compensation – Compensation Discussion and Analysis – Long-Term Incentive Compensation – 2011 Long-Term Incentive Grants” and will not be earned until 2013 and then only if the performance conditions are met.

(3)

The grants in this row are the time-based portion of the 2011 long-term incentive grants described under “Executive Compensation – Compensation Discussion and Analysis – Long-Term Incentive Compensation – 2011 Long-Term Incentive Grants” and will not vest until 2014.

(4)

The grants in this row reflect the shares of Stock Salary received in 2011 from the May 4, 2010 grant (net of withholding). Although these shares are fully earned when paid they are not transferable until the earliest to occur of May 4, 2012 or the death, disability retirement or termination of employment where severance benefits are paid. See “Executive Compensation – Compensation Discussion and Analysis – Base Salary – 2011 Base Salary Determinations.”

(5)

The grants in this row reflect the shares of Stock Salary received in 2011 from the May 18, 2011 grant (net of withholding). Although these shares are fully earned when paid they are not transferable until the earliest to occur of May 18, 2013 or the death, disability, retirement or termination of employment where severance benefits are paid. The amounts exclude an unknown number of shares relating to the remaining portion of the May 2011 Stock Salary grant which are to be valued and paid in 2012 based on market prices prevailing on the respective pay dates. See “Executive Compensation – Compensation Discussion and Analysis – Base Salary – 2011 Base Salary Determinations.”

The Stock Compensation Plan, or Stock Plan, under which all equity based awards to Named Executive Officers have been made, permits the Compensation Committee to make grants of stock options, stock appreciation rights, restricted stock, restricted stock units and various types of performance-based rights to acquire cash, common shares, other property or a combination thereof to directors and employees of the Corporation. See “Executive Compensation – Other Potential Post-Employment Payments – Stock Compensation Plan” for a summary of certain provisions of the Stock Plan relating to termination and change in control.

Outstanding Equity Awards at Year-End

The following table shows all outstanding equity awards held by our Named Executive Officers as of December 31, 2011. Market value is based on the closing price of our common stock of $11.40 on December 31, 2011, as reported on the NASDAQ Capital MarketSM.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Cathleen H. Nash	-0-	-0-	-0-	-0-	82,065	935,541	53,893	614,380

Lisa T. McNeely	323	-0-	290.15	5/31/2015
	405	-0-	290.60	5/12/2014
	500	-0-	260.10	5/29/2013	43,585	496,869	22,095	251,883
	2,600	-0-	251.00	2/10/2013

Mark W. Widawski	200	-0-	293.40	6/1/2015	29,278	333,769	19,063	217,318

Judith L. Klawinski	234	-0-	290.15	5/31/2015
	270	-0-	290.60	5/12/2014
	400	-0-	260.10	5/29/2013	24,072	274,421	17,358	197,881
	300	-0-	334.10	5/17/2012

Thomas W. Gallagher	411	-0-	290.15	5/31/2015
	720	-0-	290.60	5/12/2014
	1,100	-0-	260.10	5/29/2013	15,348	174,967	13,639	155,485
	1,100	-0-	334.10	5/17/2012

(1)

The restricted shares in this column reflect the Stock Salary issued to Ms. Nash, Ms. Klawinski, Ms. McNeely and Mr. Widawski during 2010 and 2011, and the time-based portion of the 2010 and 2011 long-term incentive awards granted to Named Executive Officers.

The shares received as Stock Salary, though earned and no longer forfeitable upon issuance, do not become transferable until the earliest to occur of the second anniversary of the grant date, or the death, disability, retirement or termination of employment that would result in benefits being payable under our severance plan. Also, all transfer restrictions will lapse upon a change of control. Those Named Executive Officers receiving Stock Salary have voting and dividend rights with respect to the restricted stock so granted prior to the lapse of the transfer restrictions.

The restrictions as to the time-based portion of the 2010 long-term incentive grant will lapse on May 4, 2013 and as to the time-based portion of the 2011 long-term incentive grant will lapse on May 18, 2014, the third anniversary of the grant date, if the Named Executive Officer remains employed by us. If a Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. If a Named Executive Officer retires and has received restricted stock units, then the Named Executive Officer will receive a pro-rata portion of any vested restricted stock units, while a Named Executive Officer who retires and has received restricted stock will forfeit any unvested restricted stock. However, if the Named Executive Officer terminates employment due to death, disability, the Named Executive Officer’s position is eliminated or the Named Executive Officer is terminated without cause, then the Named Executive Officer will receive a pro-rata portion of the restricted shares or restricted stock units that have vested as of the date employment terminates. In the event of a change in control, the provisions of our amended and restated change in control agreements would apply and the restricted stock or restricted stock units would be fully vested, subject to limitations imposed by applicable law at the time. Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited.

The restricted shares reflected in this column become vested and/or transferable as follows:

Name	5/4/2012	5/4/2013	5/18/2013	5/18/2014	Total
Cathleen H. Nash	14,951	16,393	9,471	41,250	82,065
Lisa T. McNeely	8,132	12,194	6,009	17,250	43,585
Mark W. Widawski	4,521	6,147	2,860	15,750	29,278
Judith L. Klawinski	3,053	5,942	1,952	13,125	24,072
Thomas W. Gallagher	-0-	5,223	-0-	10,125	15,348

(2)

These shares represent the number of restricted shares granted as part of the long-term incentive awards made in January 2009 and the restricted shares or restricted stock units of the performance-based portion of the long-term awards made in May 2010 and May 2011. With regard to the 2009 award, the restrictions as to 50% of the shares granted would have lapsed on January 29, 2011 if both of the following performance measures were met: (i) we were profitable in 2010 (based on net income); and (ii) our 2010 PTPP improved over 2009 results. The performance measures were not met for 2010. Therefore, on January 29, 2012, the restrictions on the full 100% of the 2009 award lapsed because: (i) we were profitable in 2011 based on reported net income (before dividend on Series A Preferred); and (ii) 2011 PTPP improved over 2010 results. PTPP is explained in more detail under “Executive Compensation – Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

As described in “Executive Compensation – Compensation Discussion and Analysis – Long-Term Incentive Compensation – Vesting of 2010 Long-Term Incentive Grant,” a portion of the May 2010 long-term incentive grants remained subject to certain performance-based conditions at December 31, 2011 and is included in this column. The restrictions as to the portion of the award based on 2010 and 2011 PTPP performance will lapse on May 4, 2012 while the portion of the award based on total provision expense was not earned and will be forfeited. The restricted shares or restricted stock units meeting the performance-based conditions may not be transferred until the later of May 4, 2012 or the date on which the restricted shares or restricted stock units are no longer subject to the limitations placed on us by our participation in the CPP.

A portion of the May 2011 long-term incentive grants is subject to certain performance-based conditions and is included in this column. On May 18, 2013, the restrictions as to the performance-based portion of the award will lapse if the Named Executive Officer remains employed by us, but only to the extent we satisfy the PTPP performance condition for fiscal years 2011 and 2012 combined and/or the total net income performance condition for fiscal years 2011 and 2012 combined. The restricted shares or restricted stock units meeting the performance-based conditions may not be transferred until the later of May 18, 2013 or the date on which the restricted shares or restricted stock units are no longer subject to the limitations placed on us by our participation in the CPP.

With regard to the performance-based portion of the 2011 long-term incentive grants, if the Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. However, if the Named Executive Officer terminates employment due to death, disability, retirement, or if the Named Executive Officer’s position is eliminated or terminated without cause, then the Named Executive Officer will receive a pro-rata portion of any unvested restricted shares or restricted stock units if the performance targets have been met. For example, if a Named Executive Officer retired on June 30, 2011 and the performance targets were met, then the executive officer would receive one-quarter of the restricted shares the officer would have received if the officer had remained employed. Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited.

Options Exercised and Stock Vested

The following table shows all stock awards vested and the value realized upon vesting, by Named Executive Officers during 2011. None of the Named Executive Officers exercised options during 2011.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Cathleen H. Nash	-0-	-0-
Lisa T. McNeely	111	920
Mark W. Widawski	1,155	10,362
Judith L. Klawinski	277	2,296
Thomas W. Gallagher	277	2,296

(1)

The table does not show the earned and no longer forfeitable restricted shares granted as Stock Salary to Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski because, even though the shares are fully earned upon grant, the transfer restrictions do not lapse on those shares until 2012 or 2013. The restricted shares of our common stock received in 2011 as Stock Salary were as follows: Ms. Nash – 14,375, Ms. McNeely – 9,040, Mr. Widawski – 4,322, and Ms. Klawinski – 2,935. The terms of the Stock Salary grants are described in more detail under “Executive Compensation – Outstanding Equity Awards at Year End” table.

(2)

The value realized equals the market value of our common stock on the date that the transfer restrictions lapsed as reported on the NASDAQ Capital MarketSM, multiplied by the number of shares for which the transfer restrictions lapsed.

Non-Qualified Deferred Compensation

We offer executive officers and selected key employees the right to participate in our non-qualified Deferred Compensation Plan. Under the provisions of the plan, the participants may elect to defer up to 50% of their annual base salary and up to 100% of any cash incentive compensation. No executive contributions or matching contributions were made in 2011. The investment options generally available under the Deferred Compensation Plan are the same as those available under the Corporation’s 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the participant’s termination of employment and shall be made in a single lump sum payment or, if the participant has made an irrevocable election at the time of enrollment, in equal annual installments over the period specified by the participant, not to exceed ten years. The following table shows certain information for Named Executive Officers under the Corporation’s non-qualified Deferred Compensation Plan.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Cathleen H. Nash	(6,361)	-0-	136,829
Lisa T. McNeely	-0-	-0-	-0-
Mark W. Widawski	-0-	-0-	-0-
Judith L. Klawinski	6,407	-0-	139,354
Thomas W. Gallagher	-0-	-0-	-0-

(1)

Executive contributions are reflected as compensation in the appropriate columns of the “Summary Compensation Table,” but earnings and losses on contributions are not reflected in the “Summary Compensation Table” because earnings are not above-market or preferential.

Pension Benefits

The table shows each Named Executive Officer’s number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2011 under each of the plans, which are described in the “Executive Compensation – Compensation Discussion and Analysis - Retirement Benefits” section of this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Cathleen H. Nash	Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan For Employees	6	10,027	-0-

Lisa T. McNeely	Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan For Employees	9	39,586	-0-

Mark W. Widawski	Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan For Employees	7	14,356	-0-

Judith L. Klawinski	Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan For Employees	33	149,219	-0-

Thomas W. Gallagher	Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan For Employees	24	329,231	-0-

(1)

The Present Value of Accumulated Benefit is the lump sum value as of December 31, 2011 of the annual pension benefit payable for the Named Executive Officer’s life that was earned as of December 31, 2011. These lump sum values are equal to the accumulated cash balance as of December 31, 2011.

Other Potential Post-Employment Payments

We have entered into certain plans and agreements that require us to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the letter agreement with Ms. Nash, the Stock Plan, Change in Control Agreements, and retirement plans. These are described below.

As long as the Series A Preferred remain outstanding, there are limits on the ability to pay termination related or “golden parachute” payments. Also, while we are subject to the written supervisory agreement, we would generally be prohibited from making payments to Ms. Nash pursuant to the terms of her letter agreement and to all of our Named Executive Officers that are payable pursuant to the terms of our Change in Control Agreements with them. These limits are described in more detail under the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

Nash Letter Agreement

On January 22, 2009, we entered into an agreement with Ms. Nash, our president and chief executive officer. The letter agreement provides that Ms. Nash is employed on an at-will basis and will receive the following:

•	An annual base salary of $600,000;

•

Annual incentive awards under the Management Incentive Plan to the extent that such awards are granted to the executive officers and subject to any restrictions on our ability to pay incentive compensation as long as the Series A Preferred remain outstanding; and

•

A long-term award in 2009 under our Stock Compensation Plan equal to $300,000 in cash and 10,000 shares of restricted stock, with performance-based vesting terms as described under “Executive Compensation – Compensation Discussion and Analysis- Long-Term Incentive Compensation.”

Her annual salary, incentive compensation and long-term compensation is reviewed annually by the Compensation Committee and approved by the board of directors. Ms. Nash is eligible for other employee benefits and perquisites to the same extent provided to other executive officers. If her employment is terminated without cause other than in connection with a change in control, she will be entitled to two years of salary continuance, plus outplacement services. If her employment terminates due to death or disability, she will be eligible for the same benefits provided to other executive officers. Ms. Nash has agreed to non-compete and non-solicitation covenants expiring two years after her termination of employment, as well as confidentiality and non-disparagement covenants.

Stock Compensation Plan

The Stock Plan permits the Compensation Committee to make grants of stock options, stock appreciation rights, restricted stock, restricted stock units and various types of performance-based rights to acquire cash, common shares, other property or a combination thereof to directors and employees of the Corporation. The Stock Plan provides the following terms with respect to termination of employment or services of a participant holding an option or stock appreciation right, unless otherwise provided in the related grant agreement:

•	If termination occurs for any reason prior to vesting, the right to exercise the option or stock appreciation right terminates and all rights cease;

•

If termination occurs for any reason other than cause, death or disability after vesting, then the participant has the right to exercise the option or stock appreciation right to the extent it was exercisable upon termination until the earlier of three months after termination or the expiration of the option or stock appreciation right;

•

If termination is due to the participant’s death or disability, then the participant or his or her estate may exercise the option or stock appreciation right to the extent it was exercisable upon termination until the earlier of the one year anniversary of employment termination or the expiration of the option or stock appreciation right;

•

If termination is for cause, any unexercised portion of an outstanding option or stock appreciation right (whether or not then vested or exercisable), will immediately terminate and be forfeited as of the date of the cause determination.

The Compensation Committee may, in its discretion, accelerate the participant’s right to exercise an option or stock appreciation right or extend the exercise term, subject to any other limitations in the Stock Plan.

For other awards, the Stock Plan provides that, unless otherwise provided in the related grant agreement, if a participant’s employment or services are terminated for any reason prior to vesting other than death or disability or, in the case of most types of awards, retirement, restricted stock, restricted stock units, performance awards and incentive awards are generally forfeited. If termination is due to death or disability or, in the case of most types of awards, retirement, restricted stock, restricted stock units, performance awards and incentive awards will vest upon termination unless the grant agreement provides otherwise. The Compensation Committee may also waive restrictions in its sole discretion, except with respect to certain performance-based awards intended to qualify for an exemption from the Code Section 162(m) limit on deductibility, restrictions may only be waived in the event of termination due to death, disability or a change in control.

Awards under the Stock Plan are generally subject to special provisions upon the occurrence of a change in control of the Corporation. Under the Stock Plan, the Compensation Committee may provide in a grant agreement or otherwise that upon a change in control transaction (i) all outstanding options or stock appreciation rights immediately become fully vested and exercisable; (ii) any restriction period on any common shares or restricted stock units immediately lapses and the shares become freely transferable subject to any applicable federal or state securities laws; (iii) all performance goals are deemed to have been satisfied and any restrictions on any performance award or incentive award immediately lapse and the awards become immediately payable (either in full or pro-rata based on the portion of the applicable performance period completed); and (iv) awards may be treated in any other way as determined by the Compensation Committee. The Compensation Committee may also determine that upon a change in control, any outstanding option or stock appreciation right be canceled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. The Compensation Committee, in its discretion, may provide in a participant’s agreement with respect to an option, stock appreciation right, restricted stock or restricted stock unit award, performance award or incentive award payable in shares that such awards will not be accelerated in the event of a change in control in which the successor company assumes the award.

The term “change in control” has the same definition as in our Change in Control Agreements which is defined in the “Executive Compensation – Other Potential Post-Employment Payments - Change in Control Agreements” section below. To the extent any payment subject to Code Section 409A is payable on a change in control, an event will not be considered a change in control with respect to such payment unless it satisfies certain other conditions under Code Section 409A.

Each of the 2009 long-term incentive award agreements provides that if the Named Executive Officer retires, resigns, or is terminated for cause, or if the Named Executive Officer’s position is eliminated, then any unearned cash will be forfeited. However, if the Named Executive Officer terminates employment due to death or disability, or if we terminate the Named Executive Officer’s employment without cause, then the Named Executive Officer will receive a pro-rata portion of any unearned cash.

The 2011 long-term incentive grant agreements provides that with regard to the performance-based portion of the award, if the Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. However, if the Named Executive Officer terminates employment due to death, disability, retirement, or if the Named Executive Officer’s position is eliminated or terminated without cause, then the Named Executive Officer will receive a pro-rata portion of any unvested restricted shares or restricted stock units if the performance targets are ultimately met. With regard to the time-based portion of the 2010 and 2011 long-term incentive grants, if a Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. If a Named Executive Officer holding restricted stock units retires, then the holder will receive a pro-rata portion of any unvested restricted stock units. A Named Executive Officer holding restricted stock who retires will forfeit any unvested restricted stock. If a Named Executive Officer’s employment is terminated due to death, disability, elimination of the Named Executive Officer’s position or is terminated without cause, then the Named Executive Officer will receive a pro-rata portion of the restricted shares or restricted stock units that have not yet vested as of the date employment terminates. In the event of a change in control, the provisions of our Change in Control Agreements would apply and the restricted stock or restricted stock units would be fully vested, subject to limitations imposed by applicable law at the time.

Change in Control Agreements

We have Change in Control Agreements with each of our Named Executive Officers. The agreements provide severance benefits if there is a change in control of the Corporation and each Named Executive Officer’s employment with us is actually or constructively terminated at any time within three months prior to or on the date of such change in control, or within twenty-four months after a change in control. A “change in control” is defined as:

(i)	the acquisition by any person or group of 20% or more of the outstanding common stock in a transaction which has not been approved by a majority of the board of directors;

(ii)	a liquidation or dissolution of the Corporation;

(iii)	a sale of substantially all of the assets of the Corporation;

(iv)	a merger, consolidation or combination in which our shareholders immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity; or

(v)	under certain circumstances, a change in a majority of the members of the board of directors within a two-year period.

Our Named Executive Officers’ employment will have been constructively terminated following a change in control if:

(i)	there is a significant reduction in the scope of the executive’s authority or in the extent of such executive’s powers, functions, duties or responsibilities;

(ii)	there is a reduction in the executive’s rate of compensation;

(iii)	fringe benefits are not provided to the executive on a basis commensurate with other executives; or

(iv)	there are changes in our executive’s responsibilities, which would require moving such executive’s job outside of lower Michigan.

Each Change in Control Agreement provides for severance benefits of a lump sum payment equal to two times (three times in the case of Ms. Nash) the executive’s annual base salary immediately prior to the change in control (or if higher, the annual base salary on the date the executive’s employment is terminated) plus two times (three times in the case of Ms. Nash) the average of the annual bonuses paid to the executive in the last three full calendar years of employment under our MIP or such comparable plan in which the executive may have participated rather than the highest annual bonus paid to the executive in the last three calendar years.

In addition, the Change in Control Agreements provide our executives:

•

Continued coverage under the medical, dental and life insurance benefit plans for eighteen months after termination, provided the executive does not enter into other employment providing comparable benefits;

•	Transfer of any club memberships;

•	Accelerated vesting of all stock options and restricted stock awards; and

•	Payment of up to $20,000 for outplacement services.

In addition to the standard confidentiality requirements, our executives may not, for a period of two years following termination of employment, accept employment, consult for or otherwise assist any other financial institution, which conducts business from a location within fifty (50) miles of any of our locations.

Due to our participation in the CPP, as long as the Series A Preferred remain outstanding, and as long as we are subject to the written supervisory agreement, we are generally not permitted to pay amounts to our Named Executive Officers and certain other employees for a change in control of the Corporation despite the contractual obligations in our Change in Control Agreements.

Retirement Plans

In the event of a termination due to retirement, our Named Executive Officers will receive benefits under our retirement plan. The retirement plan is described in detail in “Executive Compensation – Compensation Discussion and Analysis - Retirement Benefits” of this proxy statement.

Potential Post-Employment Payments Table

The table below represents the lump sum maximum amount each Named Executive Officer would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2011.

As noted above, we are currently not permitted to pay amounts to our Named Executive Officers for departure from the Corporation for any reason other than death or disability.

Named Executive Officer	Quit/ Termination For Cause ($)	Involuntary Termination Not For Cause ($)	Change In Control(1) ($)	Change In Control With Termination ($)	Retirement ($)	Death(2) ($)	Disability(2) ($)
Cathleen H. Nash	-0-	2,220,000	1,348,152	2,476,798	343,473	641,279	641,279
Lisa T. McNeely	-0-	-0-	572,451	969,188	126,085	239,630	239,630
Mark W. Widawski	-0-	-0-	482,355	938,274	190,539	214,044	214,044
Judith L. Klawinski	-0-	-0-	433,453	899,889	109,570	203,888	203,888
Thomas W. Gallagher	-0-	-0-	339,686	907,196	142,252	158,462	158,462

(1)

The amounts shown in this column reflect the value of restricted shares or restricted stock units with respect to which transferability restrictions would have lapsed if a change in control had occurred on December 31, 2011.

(2)

The amounts in this column reflect the pro-rata value of the restricted shares or restricted stock units with respect to which transferability restrictions would have lapsed had the Named Executive Officers terminated employment because of death or disability on December 31, 2011.

Compensation Committee Interlocks And Certain Transactions And Relationships

There were no interlock relationships involving members of the Compensation Committee in 2011, nor were there any transactions involving us in which any member of the Compensation Committee or any member of their immediate family had a direct or indirect material interest. The members of the Compensation Committee are Benjamin W. Laird, Lizabeth A. Ardisana, Robert S. Cubbin, and Stephen J. Lazaroff.

During 2011, our banking subsidiary had, and expects to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions are made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features. All credit transactions involving directors and executive officers are reviewed and, when required, approved by the board of directors. None of these loans is currently disclosed as non-accrual, past due, restructured or as a potential problem in our Annual Report on Form 10-K for the year ended December 31, 2011.

We maintain a written policy requiring the pre-approval by the board of directors of all lending transactions between us and executive officers and directors in compliance with Federal Reserve Regulation O. Although we do not have a written policy with regard to the approval of other transactions between us and our executive officers and directors, any such transactions constituting a perceived conflict of interest under our code of ethics or applicable law, or that would require disclosure in our annual meeting proxy statement, are generally discouraged. To the extent any such transaction were proposed, those individuals would report any such transaction to the chief executive officer, the general counsel or the chairman of the board and if a decision were made to proceed, the transaction would be submitted for approval to the board and to a committee of independent directors in accordance with our code of ethics, applicable law and applicable NASDAQ Marketplace Rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of the common stock, whom we refer to collectively as our reporting persons, are required to report their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, we are required to report in our proxy statement any failure to file by these due dates. Based on certifications received from our reporting persons and on copies of the reports that they have filed with the Commission, all required reports of reporting persons have been timely filed with the Commission since the beginning of 2011, except that due to an administrative error, Mr. Joseph C. Czopek filed three days late one Form 4 reporting one transaction, a stock grant from the Corporation under the Stock Plan.

PROPOSAL 2 – ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In December 2008, we sold $300 million of our Series A Preferred shares and warrants to purchase our common stock to the Treasury, as part of the CPP. Under Section 111 of EESA, as a participant in the CPP we are required to include in this proxy statement a non-binding shareholder advisory vote on the compensation of our Named Executive Officers.

Our compensation philosophy is to offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed during this challenging economic cycle. Our philosophy is supported by a program that motivates our executives to achieve strategic goals prudently and within acceptable risk tolerances while driving financial performance and generating long-term, sustainable shareholder value. The disclosure of compensation information provided in the “Executive Compensation” section of this proxy statement provides our shareholders with the information they need to make an informed decision with regard to our executive compensation practices.

Therefore, the board of directors is providing our common shareholders with the right to cast an advisory vote on the compensation of our Named Executive Officers at our 2012 annual meeting of shareholders. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to vote on the compensation of our Named Executive Officers through the following resolution.

“RESOLVED, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).”

Your vote on this matter is advisory and will therefore not be binding upon the board of directors. The board and the Compensation Committee value the opinion of shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

General

In 2011, Ernst & Young LLP, or E&Y, performed audit and audit related services for us, which included examination of our consolidated financial statements, and consultation with us and our subsidiary on accounting and reporting matters. The audit committee has appointed E&Y as independent auditors for 2012, subject to ratification by the shareholders. Although neither our organizational documents nor Michigan law require the shareholders to ratify the appointment of our independent auditors, the board has determined to seek shareholder ratification of the appointment of our independent auditors as part of its corporate governance practices. Accordingly, a resolution will be presented at the meeting for the common shareholders to ratify their appointment. If the shareholders do not ratify the appointment of E&Y, then the audit committee will reconsider the selection of the independent registered public accounting firm and may select a different firm. However, even if the appointment of E&Y is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.

Representatives of E&Y will attend the annual meeting, will have an opportunity to make a statement and will be available to answer any questions by shareholders.

Fees

Audit Fees. E&Y billed us a total of $1,071,295 and $1,103,844 during 2011 and 2010, respectively, for professional services in connection with the audit of our annual financial statements and the review of the quarterly financial statements during each such year. The amounts shown for 2011 and 2010 include fees relating to the audit of our internal controls over financial reporting.

Audit Related Fees. In 2011 and 2010, E&Y billed us a total of $55,000 and $60,000, respectively for assurance and related services that were related to the performance of the audit and review of the financial statements, including audits of our benefit plans.

Tax Fees. E&Y billed us $22,320 for tax compliance, tax advice and tax planning services in 2011. We did not incur any expense in 2010.

All Other Fees. In 2011 and 2010, E&Y billed us a total of $1,995 each year for other services rendered during 2011 and 2010. These fees related primarily to E&Y’s online accounting research tool.

Our audit committee charter provides that the audit committee of the board of directors shall approve in advance all audit services and permissible non-audit services provided by our independent auditors. The audit committee preapproved all of the services performed by E&Y in 2011.

The audit committee does not consider the provision of the services described above by E&Y to be incompatible with the maintenance of E&Y’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT AUDITORS.

OTHER MATTERS

The board of directors is not aware of any other matters that may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

CITIZENS REPUBLIC BANCORP, INC.

Thomas W. Gallagher
Executive Vice President,
General Counsel and Secretary

Flint, Michigan

March 12, 2012

ANNEX A

[Form of Proxy]

This proxy is solicited by the Board of Directors of Citizens Republic Bancorp, Inc.

The undersigned appoints Christine Jaranowski and Kristine Brenner, or either of them, each with the power of substitution, and hereby authorizes them to represent and vote the 300,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), held by the undersigned, with all the powers which the undersigned would possess, except as otherwise expressly provided below, at the Annual Meeting of Shareholders of Citizens Republic Bancorp, Inc. to be held on Wednesday, April 25, 2012, at 10:00 a.m., local time, and at any postponement or adjournment thereof (the “2012 Annual Meeting”). The undersigned acknowledges receipt of the Notice relating to the 2012 annual meeting, the proxy statement for the 2012 Annual Meeting and the accompanying 2011 annual report to shareholders. The undersigned hereby ratifies all that the proxies named herein or substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. The proxy when properly dated and executed will be voted in the manner directed.

The undersigned, as the holder of the Series A Preferred Stock, hereby votes as follows with respect to the following nominees for director:

Madeleine L. Champion	For ☐	Against ☐

William M. Fenimore, Jr	For ☐	Against ☐

Date:             , 2012

UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name:
Title:

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 25, 2012

Meeting Information
Meeting Type: Annual Meeting
CITIZENS REPUBLIC BANCORP, INC.	For holders as of: February 29, 2012
	Date: April 25, 2012	Time: 10:00 AM EDT
Location: Riverfront Banquet Center
1 Riverfront Center West
Flint, Michigan, 48502 For Directions Call Kristine Brenner at (810) 257-2506

CITIZENS REPUBLIC BANCORP, INC. 328 S. SAGINAW STREET, MC-0-1055 FLINT, MI 48502-2401 ATTN: KRISTINE BRENNER	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Form 10-K        2. Shareholder Letter        3. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow    (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors
	Nominees
01	Lizabeth A. Ardisana	02	George J. Butvilas	03	Robert S. Cubbin	04	Gary J. Hurand	05	Benjamin W. Laird
06	Stephen J. Lazaroff	07	Cathleen H. Nash	08	Kendall B. Williams	09	James L. Wolohan

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	Advisory proposal to approve the compensation of our named executive officers.

3	Ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012.

NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.

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CITIZENS REPUBLIC BANCORP, INC. 328 S. SAGINAW STREET, MC-0-1055 FLINT, MI 48502-2401 ATTN: KRISTINE BRENNER

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of Information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Lizabeth A. Ardisana	02	George J. Butvilas	03	Robert S. Cubbin	04	Gary J. Hurand	05	Benjamin W. Laird
06	Stephen J. Lazaroff	07	Cathleen H. Nash	08	Kendall B. Williams	09	James L. Wolohan

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2 Advisory proposal to approve the compensation of our named executive officers.					☐	☐	☐

3 Ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Shareholder Letter, Notice & Proxy Statement is/are available at www.proxyvote.com .

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CITIZENS REPUBLIC BANCORP, INC.

Annual Meeting of Shareholders

April 25, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kristine Brenner and Christine Jaranowski, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common stock of CITIZENS REPUBLIC BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, EDT on April 25, 2012, at the Riverfront Banquet Center, 1 Riverfront Center West, Flint, Michigan, and any adjournment or postponement thereof, and in their discretion upon such matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated March 12, 2012, is unable to serve or, for good cause will not serve. The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and proxy statement dated March 12, 2012 and the 2011 Annual Report on Form 10-K, ratifies all that the proxies or either of them or their substitutes may lawfully do or caused to be done by virtue hereof and revokes all former proxies.

This proxy, when properly executed and dated, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in, for the election of the nominees and for each proposal listed on the reverse side of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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